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Filed pursuant to Rule 424(b)(5)
Registration No. 333-167214

PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 11, 2010)

FIRST BUSEY CORPORATION

12,718,635 Shares of Common Stock

318.6225 Shares of Series B Convertible Cumulative Preferred Stock

7,497,000 Shares of Common Stock Underlying the Series B Convertible Cumulative Preferred Stock

         We are offering 12,718,635 shares of our common stock, par value $0.001 per share (the "Common Stock") to certain institutional investors and 318.6225 shares of our Series B convertible cumulative preferred stock (the "Series B Preferred Stock") to certain institutional and individual investors to be sold in this offering. Each share of the Series B Preferred Stock has a liquidation amount of $100,000 and is subject to mandatory conversion into a certain number of shares of our Common Stock as described below. This prospectus supplement covers: (i) the 12,718,635 shares of our Common Stock being offered hereby; (ii) the 318.6225 shares of our Series B Preferred Stock being offered hereby; and (iii) the 7,497,000 shares of our Common Stock into which the Series B Preferred Stock is convertible (subject to the stockholder approval discussed below).

         We will pay annual dividends on each share of the Series B Preferred Stock at a rate of 9.00% on the liquidation amount of $100,000.00. Dividends will accrue and cumulate from the date of issuance and, to the extent that we are legally permitted to pay dividends by our regulators and our board of directors declares a dividend payable, we will pay dividends on the Series B Preferred Stock, in arrears, on March 15, June 15, September 15 and December 15 of each year.

         Upon the approval of our stockholders of the conversion terms pursuant to Nasdaq Listing Rules 5635(c) and 5635(d), shares of the Series B Preferred Stock are mandatorily convertible into shares of our Common Stock. We have agreed to hold a special meeting of our stockholders as soon as practicable, at which we will seek to obtain the requisite stockholder approval of the conversion terms. If we fail to obtain stockholder approval, we have agreed to take all necessary action to have the proposal voted upon at subsequent special or annual meetings of our stockholders to be held every three months thereafter until approved. On the third business day following such stockholder approval, each share of the Series B Preferred Stock will automatically convert into the right to receive: (i) a number of shares of our Common Stock equal to $100,000 divided by $4.25; and (ii) cash in an amount equal to any accrued and unpaid dividends, whether or not declared, on such share. Holders of shares of our Series B Preferred Stock otherwise entitled to receive fractional shares of our Common Stock upon conversion will receive cash in lieu of such fractional interest in an amount determined by multiplying such fraction by $4.25.

         Our Common Stock is listed on the Nasdaq Global Select Market under the symbol "BUSE." On December 27, 2010, the last reported sale price of our Common Stock on the Nasdaq Global Select Market was $4.41 per share. The Series B Preferred Stock is not currently listed on any established securities exchange or quotation system, and we do not intend to seek such listing.

         You should read carefully this prospectus supplement, the accompanying prospectus and our periodic and current reports and other information we file with the Securities and Exchange Commission before you invest. Investing in our Common Stock or Series B Preferred Stock involves a high degree of risk. See "RISK FACTORS" beginning on page S-14 of this prospectus supplement to read about factors you should consider before buying shares of the Series B Preferred Stock.

	Per Share	Total
Public offering price of Common Stock	$4.25	$54,054,198.75
Public offering price of Series B Preferred Stock	$100,000.00	$31,862,250.00
Proceeds to us (before expenses)	$—	$85,916,448.75

         None of the Securities and Exchange Commission, any state securities commission or any other governmental agency has approved or disapproved of these securities or determined that this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense. These securities are not deposits and are not insured or guaranteed by the FDIC or any other governmental agency.

         We expect delivery of the shares of our Common Stock and Series B Preferred Stock being offered pursuant to this prospectus supplement to be made to purchasers by no later than December 31, 2010.

         The date of this prospectus supplement is December 28, 2010.

i

ABOUT THIS PROSPECTUS

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our Common Stock and Series B Preferred Stock and certain other matters, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about us and the securities offered hereby. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of this offering in the prospectus supplement differs from the description in the accompanying prospectus or any document incorporated by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

        We are offering to sell, and seeking offers to buy, shares of the Common Stock and Series B Preferred Stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the Common Stock or Series B Preferred Stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Common Stock and Series B Preferred Stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Common Stock or Series B Preferred Stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        You should read carefully both this prospectus supplement and the accompanying prospectus together with additional information described under the heading "WHERE YOU CAN FIND ADDITIONAL INFORMATION" before you invest. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

        You should not assume that the information in this prospectus supplement or the accompanying prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

        In this prospectus supplement, the terms "First Busey," "Company," "we," "us," and "our" refer to First Busey Corporation and its consolidated subsidiaries, collectively, unless the context requires otherwise. References in this prospectus to "Busey Bank" mean Busey Bank, an Illinois state bank with its main office in Champaign, Illinois. Busey Bank is our wholly-owned principal banking subsidiary.

 SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of invoking these safe harbor provisions. These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words "may," "will," "should," "could," "would," "goal," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. These forward-looking statements include statements relating to our projected growth, anticipated future financial performance, management's long-term performance goals, as well as statements relating to the anticipated effects on our results of operations and financial condition from expected developments or events, our business and growth strategies and any other statements that are not historical facts.

        These forward-looking statements are subject to significant risks, assumptions and uncertainties, and could be affected by many factors. Factors that could have a material adverse effect on our financial condition, results of operations and future prospects can be found in the "RISK FACTORS" section of this prospectus supplement, under Item 1A "RISK FACTORS" in our Annual Report on Form 10-K for the year ended December 31, 2009, Item 1A "RISK FACTORS" in our Quarterly Report on Form 10-Q for the period ended June 30, 2010 and elsewhere in our periodic and current reports filed with the Securities and Exchange Commission, or the SEC. These factors include, but are not limited to, the following:

  •
  the effects of future economic, business and market conditions and changes, domestic and foreign, including seasonality;

  •
  governmental monetary and fiscal policies;

  •
  legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder), and changes in the scope and cost of Federal Deposit Insurance Corporation, or FDIC, insurance and other coverages;

  •
  changes in accounting policies, rules and practices;

  •
  the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and other interest sensitive assets and liabilities;

  •
  the failure of assumptions and estimates underlying the establishment of reserves for possible loan losses and other estimates;

  •
  changes in borrowers' credit risks and payment behaviors;

  •
  changes in the availability and cost of credit and capital in the financial markets;

  •
  changes in the prices, values and sales volumes of residential and commercial real estate;

  •
  the effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services;

  •
  the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions;

  •
  changes in technology or products that may be more difficult, costly, or less effective than anticipated;

  •
  the effects of war or other conflicts, acts of terrorism or other catastrophic events, including hurricanes, storms, droughts, tornados and flooding, that may affect general economic conditions, including agricultural production and demand and prices for agricultural goods and land used for agricultural purposes, generally and in our markets;

  •
  the risk that our deferred tax assets could be reduced if estimates of future taxable income from our operations and tax planning strategies are less than currently estimated, and sales of our capital stock in this offering and/or other transfers of our capital stock could trigger a reduction in the amount of net operating loss carryforwards that we may be able to utilize for income tax purposes; and

  •
  other factors and risks described under "RISK FACTORS" herein.

        Because of those risks and other uncertainties, our actual future results, performance or achievement, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations are not necessarily indicative of our future results.

        You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. We are not undertaking an obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under federal securities law. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information about us and this offering and may not contain all of the information that is important to you. To understand the terms of the Common Stock and Series B Preferred Stock offered hereby, you should carefully read this prospectus supplement, the accompanying prospectus and the documents identified in the section "WHERE YOU CAN FIND MORE INFORMATION."

First Busey Corporation

        We are a $3.5 billion financial holding company headquartered in Champaign, Illinois. We conduct a broad range of financial services through our banking and nonbanking subsidiaries. Our principal banking subsidiary is Busey Bank, which has locations in Illinois, Florida and Indiana. We conduct the business of banking and related services through Busey Bank, fiduciary and wealth management services through Busey Wealth Management, Inc. and retail payment processing through FirsTech, Inc. On July 31, 2007, we completed a merger of equals transaction with Main Street Trust, Inc. In connection with that merger, in November 2007, we combined Main Street Bank & Trust, Main Street's banking subsidiary, with Busey Bank and we combined Main Street Bank & Trust's trust department with Busey Trust Company, a subsidiary of Busey Wealth Management. As of September 30, 2010, we had total assets of $3.5 billion, total deposits of $2.9 billion and total stockholders' equity of $336.6 million.

        Busey Bank, which was organized in 1868, is an Illinois state-chartered bank with its main office in Champaign, Illinois, and had total assets of $3.5 billion as of September 30, 2010. Busey Bank has 41 locations, including 33 in central and east-central Illinois, seven in southwest Florida and one in Indianapolis, Indiana. In August 2009, we merged our other banking subsidiary, Busey Bank, N.A., a national bank formed in 1999 with its main office in Fort Myers, Florida, that had total assets of $420.1 million as of June 30, 2009, with and into Busey Bank. Following the merger, Busey Bank continued operating the Florida locations formerly operated by Busey Bank, N.A.

        Busey Bank offers a full range of banking services, including commercial, agricultural and real estate loans, and retail banking services, including accepting customary types of demand and savings deposits, making individual, consumer, installment, first mortgage and second mortgage loans, offering money transfers, safe deposit services, IRA, Keogh and other fiduciary services, automated banking and automated fund transfers. Busey Bank's principal sources of income are interest and fees on loans and investments and service fees. Its principal expenses are interest paid on deposits, provisions for loan losses and general operating expenses. Busey Bank's primary markets are downstate Illinois, southwest Florida and central Indiana.

        Busey Wealth Management, which is headquartered in Champaign, Illinois, provides asset management, brokerage and fiduciary services to individuals, businesses and foundations. During our most recent quarter, it oversaw approximately $3.3 billion in cash, securities and other assets. For individuals, Busey Wealth Management provides financial planning, investment management, retirement planning, brokerage and trust and estate advisory services. For businesses, it provides investment management, business succession planning and employee retirement plan services. For foundations, it provides services such as investment management, investment strategy consulting and fiduciary services.

        FirsTech, which has offices in Decatur, Illinois and Clayton, Missouri, offers the following pay processing solutions: walk-in payments processing for payments delivered by customers to retail pay agents; online bill payment solutions for payments made by customers on a billing company's website; customer service payments for payments accepted over the telephone; direct debit services; electronic concentration of payments delivered by the Automated Clearing House network; money management software and credit card networks; and lockbox remittance processing of payments delivered by mail. FirsTech has over 3,500 agent locations in 32 states.

        Our principal executive offices are located at 100 W. University Ave., Champaign, Illinois 61820, and our telephone number is (217) 365-4516.

        We maintain an Internet website at www.busey.com. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus supplement or the accompanying prospectus.

        Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus supplement. See "WHERE YOU CAN FIND ADDITIONAL INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE" in this prospectus supplement.

The Common Stock Offering

Common Stock offered:	12,718,635 shares.
Common Stock outstanding prior to this offering:	66,360,892 shares.(1)
Common Stock outstanding after this offering:	79,099,527 shares.(1)
Net proceeds:

The combined net proceeds to us from this Common Stock offering and the Series B Preferred Stock offering, after deducting offering expenses payable by us, are expected to be approximately $84.3 million.

Use of proceeds:

We intend to use the net proceeds from this Common Stock offering and the Series B Preferred Stock offering for general corporate purposes, which may include the contribution of a portion of such proceeds to Busey Bank as additional capital.

Nasdaq Global Select Market symbol:	BUSE
Risk factors:

See the "RISK FACTORS" section of this prospectus supplement, Item 1A "RISK FACTORS" in our Annual Report on Form 10-K for the year ended December 31, 2009, Item 1A "RISK FACTORS" in our Quarterly Report on Form 10-Q for the period ended June 30, 2010 and the other information in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before you decide whether to make an investment in shares of our Common Stock.

Material U.S. federal income and tax considerations

Material U.S. federal income tax considerations relevant to purchasing, owning and disposing of the Common Stock are described in "MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS." You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning our Common Stock in light of your particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

(1)
The number of shares of Common Stock outstanding prior to and after this offering is based on 66,360,892 shares of Common Stock outstanding as of September 30, 2010, and does not include, in either case: (a) 1,435,968 shares reserved for issuance upon exercise of stock options with a weighted-average exercise price of $16.00, which have been granted and remained outstanding as of September 30, 2010; (b) 573,833 shares of Common Stock that may be issued upon exercise of the warrant that was issued to the U.S. Treasury pursuant to the Capital Purchase Program; (c) 191,579 restricted stock units granted in July 2010 and vesting over a five-year period; (d) 60,000 shares of unallocated Common Stock held in our leveraged ESOP; and (e) 7,497,000 shares of Common Stock issuable upon conversion of the Series B Preferred Stock that will be issued pursuant to the offering of the Series B Preferred Stock described in this prospectus supplement.

The Series B Preferred Stock Offering

Series B Preferred Stock offered:	318.6225 shares.
Additional securities being registered:	7,497,000 shares of our Common Stock into which the Series B Preferred Stock is convertible (subject to stockholder approval).
Liquidation amount:	$100,000 per share.
Dividends:

9.00% annually on the liquidation amount of $100,000 per share. Dividends will accrue and cumulate from the date of issuance and, to the extent that we are legally permitted to pay dividends and we declare a dividend on shares of our Series B Preferred Stock, we will pay dividends, in arrears, in cash on each dividend payment date. See "DESCRIPTION OF CAPITAL STOCK—Preferred Stock—Series B Preferred Stock—Dividends."

Dividend payment dates:	March 15, June 15, September 15 and December 15 of each year.
Conversion:

Shares of our Series B Preferred Stock are mandatorily convertible into shares of our Common Stock upon the approval of our stockholders of the conversion terms pursuant to Nasdaq Listing Rules 5635(c) and 5635(d). On the third business day following such stockholder approval, the Series B Preferred Stock will automatically convert into shares of our Common Stock at the conversion rate. Holders of Series B Preferred Stock otherwise entitled to receive fractional shares of Common Stock upon conversion will receive cash in lieu of such fractional interest.

Holders of Series B Preferred Stock whose shares are converted into Common Stock will have the right to receive, in cash, accrued and unpaid dividends on the Series B Preferred Stock, whether or not declared.

Notwithstanding the statements above, conversion of shares of the Series B Preferred Stock is subject to certain limitations as described under "DESCRIPTION OF CAPITAL STOCK—Preferred Stock—Series B Preferred Stock—Conversion."

Conversion rate:

Subject to the approval of our stockholders, upon conversion of the Series B Preferred Stock, each holder will receive a number of shares of our Common Stock equal to $100,000 per share divided by $4.25 and cash in an amount equal to any accrued and unpaid dividends, whether or not declared.

If all the shares of Series B Preferred Stock offered hereby are sold, subject to stockholder approval, such shares will be convertible into an aggregate number of 7,497,000 shares of our Common Stock, determined by dividing $31,862,250 by $4.25.

The conversion price is subject to certain adjustments as described under "DESCRIPTION OF CAPITAL STOCK—Preferred Stock—Series B Preferred Stock—Anti-Dilution Adjustments."
Anti-dilution adjustments:

The formula for determining the conversion rate and the number of shares of our Common Stock to be delivered upon conversion of the Series B Preferred Stock may be adjusted in the event of, among other things, stock dividends or splits and combinations of our Common Stock. See "DESCRIPTION OF CAPITAL STOCK—Preferred Stock—Series B Preferred Stock—Anti-Dilution Adjustments."

Redemption:

Subject to any necessary regulatory approvals, on or after the third anniversary of the date on which shares of Series B Preferred Stock are originally issued, we have the right to call and redeem, in whole or in part, at any time and from time to time, the shares of Series B Preferred Stock then outstanding at a price per share equal to the greater of (i) 125.0% of the sum of (A) 100,000 per share and (B) the amount of any accrued and unpaid dividends, whether or not declared, to the date of payment, and (ii) 110.0% of (A) the number of shares of Common Stock into which a share of Series B Preferred Stock would be convertible on the trading day immediately prior to the date fixed for redemption multiplied by (B) the closing price of the Common Stock on such trading day; provided that in no event shall the redemption price exceed the amount determined in accordance with clause (i) when replacing "125.0%" with "150.0%."

Ranking:	The Series B Preferred Stock will rank with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

•       senior to our Common Stock, and each other class or series of our equity securities, whether currently issued or issued in the future, that does not by its terms rank pari passu or senior to the Series B Preferred Stock;

•       on parity with each other class or series of our equity securities, whether currently issued or issued in the future, that by its terms provides that it ranks pari passu with the Series B Preferred Stock, including shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series T (the "Series T Preferred Stock"); and

• junior to each other class or series of our equity securities, whether currently issued or issued in the future, that by its terms ranks senior to the Series B Preferred Stock.

Voting rights:	Except as required by law and our Amended and Restated Articles of Incorporation (the "Articles"), the holders of Series B Preferred Stock will not be entitled to any voting rights.

Approval of holders of a majority of the shares of Series B Preferred Stock outstanding, voting as a class, is required to amend the Articles (whether by means of merger, consolidation or otherwise) to authorize the issuance of, or create, any class or series of stock ranking senior to the Series B Preferred Stock with respect to dividends or liquidation amount, or to alter or abolish the liquidation preferences or any other preferential right of the Series B Preferred Stock, or otherwise to alter the Articles or the terms of the Series B Preferred Stock in a manner adverse to the holders of Series B Preferred Stock.

Approval of holders of a majority of the shares of Series B Preferred Stock outstanding is also required for certain other corporate transactions. See "DESCRIPTION OF CAPITAL STOCK—Preferred Stock—Series B Preferred Stock—Voting Rights."

Liquidation preference:

The greater of (i) the sum of (A) $100,000 per share and (B) the amount of all accrued and unpaid dividends, whether or not declared, to the date of payment, and (ii) 110.0% of the payment or distribution to which a holder of such share of Series B Preferred Stock would be entitled if the Series B Preferred Stock were converted to Common Stock immediately prior to liquidation. The shares of Series B Preferred Stock rank on parity with shares of our Series T Preferred Stock with respect to liquidation and dividends.

Net proceeds:

The combined net proceeds to us from this Series B Preferred Stock offering and the Common Stock offering, after deducting offering expenses payable by us, are expected to be approximately $84.3 million.

Use of proceeds:

We intend to use the net proceeds from this Series B Preferred Stock offering and the Common Stock offering for general corporate purposes, which may include the contribution of a portion of such proceeds to Busey Bank as additional capital.

Director participation:

We currently expect one of our directors and certain individuals related to another of our directors to purchase 65.025 shares of Series B Preferred Stock for $6,502,500, or approximately 20.4% of the shares of Series B Preferred Stock to be offered, in the aggregate.

Listing:	The Series B Preferred Stock is not currently listed on any established securities exchange or quotation system, and we do not intend to seek such listing.

Material U.S. Federal income and tax considerations

Material U.S. federal income tax considerations relevant to purchasing, owning and disposing of the Series B Preferred Stock and any Common Stock received upon its conversion are described in "MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS." You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning Series B Preferred Stock or Common Stock in light of your particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Risk Factors:

See the "RISK FACTORS" section of this prospectus supplement, Item 1A "RISK FACTORS" in our Annual Report on Form 10-K for the year ended December 31, 2009, Item 1A "RISK FACTORS" in our Quarterly Report on Form 10-Q for the period ended June 30, 2010 and the other information in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before you decide whether to make an investment in shares of our Series B Preferred Stock.

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

        The following tables set forth summary selected consolidated financial data for us at and for each of the years in the five-year period ended December 31, 2009 and at and for the nine-month periods ended September 30, 2010 and 2009.

        The selected statement of operations data for the years ended December 31, 2009, 2008 and 2007, and the selected balance sheet data as of December 31, 2009 and 2008, have been derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this prospectus supplement. The selected statement of operations data for the years ended December 31, 2006 and 2005 and the summary balance sheet data as of December 31, 2007, 2006 and 2005 have been derived from our audited financial statements that are not incorporated by reference in this prospectus supplement.

        The summary selected consolidated financial data at and for the nine months ended September 30, 2010 and 2009 have been derived from our unaudited interim financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which is incorporated by reference in this prospectus supplement. In the opinion of our management, these financial statements reflect all necessary adjustments (consisting only of normal recurring adjustments) for a fair presentation of the data for those periods. Historical results are not necessarily indicative of future results and the results for the nine months ended September 30, 2010 are not necessarily indicative of our expected results for the full year ending December 31, 2010 or any other period.

        You should read the summary selected consolidated financial data presented below in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and our financial statements and the notes to those financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which are incorporated by reference in this prospectus supplement.

	As of and For the Nine Months Ended September 30,		As of and For the Year Ended December 31,
	2010	2009	2009	2008	2007(1)	2006	2005(1)
	(dollars in thousands, except per share data)
	(unaudited)
Balance Sheet Data
Total assets	$3,533,213	$3,973,906	$3,814,852	$4,460,093	$4,192,925	$2,509,514	$2,263,422
Securities available for sale	551,720	581,983	569,640	632,671	589,542	355,384	320,467
Gross loans	2,518,208	3,004,072	2,792,823	3,257,581	3,053,225	1,956,927	1,749,162
Allowance for loan losses	83,098	120,021	100,179	98,671	42,560	23,588	23,190
Total liabilities	3,196,646	3,650,847	3,486,724	4,005,276	3,663,228	2,324,240	2,093,708
Deposits	2,924,205	3,282,653	3,171,080	3,506,693	3,207,198	2,014,839	1,809,399
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000	55,000	55,000	55,000	50,000
Total stockholders' equity	336,567	323,059	328,128	454,817	529,697	185,274	169,714
Total stockholders' equity to total assets	9.53%	8.13%	8.60%	10.20%	12.63%	7.38%	7.50%
Average total stockholders' equity to average total assets	9.01%	11.36%	8.92%	12.00%	9.98%	7.46%	7.13%
Statement of Operations Data
Total interest income	$119,144	$140,481	$184,588	$220,484	$201,903	$146,366	$116,304
Total interest expense	31,404	56,099	70,109	97,148	100,405	69,851	45,342
Net interest income	87,740	84,382	114,479	123,336	101,498	76,515	70,962
Provision for loan losses	31,700	197,500	251,500	98,250	14,475	1,300	3,490
Net interest income (loss) after provision for loan losses	56,040	(113,118)	(137,021)	25,086	87,023	75,215	67,472
Total other income	45,548	50,090	65,936	56,420	41,692	28,461	23,537
Other expenses	79,922	293,737	327,695	135,021	84,305	60,087	51,115
Income taxes	5,742	(61,210)	(75,667)	$(15,568)	12,933	14,701	12,960
Net income (loss)	12,076	(298,641)	(327,880)	(37,947)	$31,477	$28,888	26,934

	As of and For the Nine Months Ended September 30,		As of and For the Year Ended December 31,
	2010	2009	2009	2008	2007(1)	2006	2005(1)
	(dollars in thousands, except per share data)
	(unaudited)
Per Share Data
Basic earnings (loss) per share	$0.18	$(8.34)	$(7.85)	$(1.06)	$1.13	$1.35	$1.29
Diluted earnings (loss) per share	$0.18	$(8.34)	$(7.85)	$(1.06)	$1.13	$1.35	$1.29
Book value per common share(2)	$3.56	$3.95	$3.45	$12.70	$14.58	$8.64	$7.89
Tangible common book value per share	$2.94	$3.14	$2.78	$5.53	$6.86	$5.93	$5.14
Cash dividends declared per common share	$0.12	$0.36	$0.40	$0.80	$0.77	$0.64	$0.56
Weighted average shares outstanding (basic) (in thousands)	66,361	35,816	41,788	35,838	27,779	21,349	20,805
Weighted average shares outstanding (diluted) (in thousands)	66,361	35,816	41,788	35,838	27,924	21,406	20,919
Shares outstanding at end of period (in thousands)	66,361	56,516	66,361	35,815	36,316	21,456	21,504
Other Information
Return on average assets	0.44%	(9.20)%	(7.75)%	(0.89)%	0.99%	1.23%	1.28%
Return on average equity	6.97%	(101.68)%	(86.84)%	(7.39)%	9.89%	16.52%	17.97%
Dividend payout ratio	N/M	N/M	N/M	N/M	61.15%	47.29%	42.93%
Net interest margin(3)	3.55%	2.96%	3.05%	3.34%	3.60%	3.64%	3.74%
Efficiency ratio(4)	57.46%	60.53%	63.1%	59.4%	57.8%	56.7%	52.0%
Credit Quality Measures
Nonperforming loans to loans, before allowance for loan losses	3.20%	5.70%	3.09%	2.58%	0.66%	0.40%	0.34%
Nonperforming loans and nonperforming other assets to loans, before allowance for loan losses	3.60%	6.30%	3.71%	3.07%	0.72%	0.44%	0.35%
Net charge-offs to average loans	1.83%	5.50%	7.96%	1.33%	0.35%	0.05%	0.05%
Allowance for loan losses to total loans at period end	3.30%	3.99%	3.60%	3.02%	1.39%	1.21%	1.33%
Allowance for loan losses to nonperforming loans	104.3%	69.6%	116.1%	117.2%	212.0%	303.8%	392.9%
Net loans charged-off	$48,781	$176,150	$249,992	$42,139	$8,350	$902	$725
Regulatory and Other Capital Ratios
Tier 1 capital to average assets	8.86%	7.92%	7.96%	6.14%	8.03%	7.38%	6.93%
Tier 1 capital to risk-weighted assets	12.07%	10.59%	10.63%	7.60%	9.62%	9.07%	8.70%
Total capital to risk-weighted assets	13.36%	11.88%	11.93%	8.88%	10.91%	10.49%	10.31%
Tangible common equity to tangible assets(5)	5.61%	4.56%	4.89%	4.71%	6.37%	5.19%	5.01%
Tangible common equity to risk-weighted assets(5)	7.45%	5.59%	6.30%	5.83%	7.68%	6.50%	6.31%

(1)
First Busey Corporation acquired Tarpon Coast National Bank on July 29, 2005, and Main Street Trust on August 1, 2007. Results of operations for these institutions from acquisition date are included in the consolidated results of operations.

(2)
Total capital divided by shares outstanding as of period end.

(3)
Tax-equivalent net interest income divided by average earning assets.

(4)
Noninterest expense (net of amortization of intangibles and goodwill write off) divided by total revenue (net interest income and other operating income, net of securities gains and losses).

(5)
These measures are not measures recognized under Generally Accepted Accounting Principles, or GAAP, and are therefore considered non-GAAP financial measures. See the reconciliation below of these measures to their most comparable GAAP measures.

Non-GAAP Financial Measures

        The measures entitled tangible common equity to tangible assets ratio and tangible common equity to risk-weighted assets ratio used in this prospectus supplement are not measures recognized under GAAP, and are therefore considered non-GAAP financial measures. The most comparable GAAP measures are those entitled total equity to total assets ratio. The following table illustrates the method of calculating these non-GAAP financial measures. Management uses the tangible common equity to tangible assets ratio and tangible common equity to risk-weighted assets ratio to assess the strength of our capital position. We believe that these non-GAAP financial measures provide meaningful information to assist investors in evaluating our financial strength and capitalization.

	As of September 30,		As of December 31,
	2010	2009	2009	2008	2007	2006	2005
	(dollars in thousands)
	(unaudited)
Tangible common equity
Total equity	$336,567	$323,059	$328,128	$454,817	$529,697	$185,274	$169,714
Less: Preferred equity	(99,558)	(98,610)	(99,460)	—	—	—	—
Goodwill and intangible assets	(41,263)	(45,420)	(44,330)	(256,868)	(280,487)	(58,132)	(59,224)

Tangible common equity	195,746	179,029	184,338	197,949	249,210	127,142	110,490

Tangible assets
Total assets	3,533,213	3,973,906	3,814,852	4,460,093	4,192,925	2,509,514	2,263,422
Less: Goodwill and intangible assets	(41,263)	(45,420)	(44,330)	(256,868)	(280,487)	(58,132)	(59,224)

Tangible assets	3,491,950	3,928,486	3,770,522	4,203,225	3,912,438	2,451,382	2,204,198

Tier 1 common equity
Tangible common equity	195,746	179,024	184,338	197,949	249,210	127,142	110,490
Tier 1 adjustments:
Cumulative other comprehensive income	(12,921)	(11,173)	(8,812)	(9,837)	(4,132)	(5,494)	(7,282)
Deferred tax liabilities on intangible assets	8,147	9,678	9,278	10,874	12,487	960	—
Limitation on DTA	(33,778)	—	(34,410)	—	—	—	—
Other	(580)	(607)	(581)	(537)	(460)	(149)	(978)

Tier 1 common equity	156,614	176,922	149,813	198,449	257,105	122,459	102,230

Total risk-weighted assets
On balance sheet	2,557,567	3,099,517	2,838,436	3,244,703	3,002,861	1,831,188	1,621,985
Off balance sheet	71,427	102,794	87,222	147,971	242,502	125,633	128,261

Total risk-weighted assets	2,628,994	3,202,311	2,925,658	3,392,674	3,245,363	1,956,822	1,750,246
Tangible Common Equity to Tangible Assets	5.61%	4.56%	4.89%	4.71%	6.37%	5.19%	5.01%
Tangible Common Equity to Risk-Weighted Assets	7.45%	5.59%	6.30%	5.83%	7.68%	6.50%	6.31%

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision with respect to the Common Stock or Series B Preferred Stock. These risks and uncertainties and the risks included under Item 1A "RISK FACTORS" in our Annual Report on Form 10-K for the year ended December 31, 2009 and Item 1A "RISK FACTORS" in our Quarterly Report on Form 10-Q for the period ended June 30, 2010 are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our Common Stock or Series B Preferred Stock could decline substantially, and you could lose part or all of your investment.

Risks Related to the Offering of our Common Stock

The price of the Common Stock price can fluctuate.

        The volatility in the price of the Common Stock and the Nasdaq Global Select Market, where the Common Stock is listed, may make it difficult for you to resell your shares of Common Stock when you want and at prices you find attractive. Our stock price can fluctuate significantly in response to a variety of factors including, among other things:

  •
  actual or anticipated variations in our quarterly results of operations;

  •
  recommendations by securities analysts;

  •
  operating and stock price performance of other companies that investors deem comparable to us;

  •
  news reports relating to trends, concerns and other issues in the financial services industry, including the failures of other financial institutions in the current economic downturn;

  •
  perceptions in the marketplace regarding us and/or our competitors;

  •
  new technology used, or services offered, by competitors; and

  •
  changes in government regulations.

        General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause the price of our Common Stock to decrease regardless of our operating results as evidenced by the volatility and disruption of capital and credit markets in recent years.

The trading volume of the Common Stock is less than that of other larger financial services companies.

        Although our Common Stock is traded on the Nasdaq Global Select Market, the trading volume of our Common Stock is less than that of other larger financial services companies. For the public trading market for our Common Stock to have the desired characteristics of depth, liquidity and orderliness requires the presence in the marketplace of willing buyers and sellers of our Common Stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the lower trading volume of our Common Stock, significant sales of our Common Stock, or the expectation of these sales, could cause the stock price of our Common Stock to fall more than would otherwise be expected if the trading volume of our Common Stock were commensurate with the trading volumes of the common stock of other financial services companies.

Our ability to pay dividends is limited and we may be unable to pay future dividends.

        Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. Most of our revenues available for the payment of dividends derive from amounts paid to us by Busey Bank. The ability of Busey Bank to pay dividends to us is limited by its obligation to maintain sufficient capital and by other general restrictions on dividends that are applicable to Busey Bank, including the requirement under the Illinois Bank Act that it may not pay dividends in excess of its accumulated net profits. If these regulatory requirements are not met, Busey Bank will not be able to pay dividends to us, and we may be unable to pay dividends on our Common Stock or preferred stock (including the Series B Preferred Stock offered pursuant to this prospectus supplement).

        In addition, as a bank holding company, our ability to declare and pay dividends to our stockholders is subject to the guidelines of the Board of Governors of the Federal Reserve (the "Federal Reserve") regarding capital adequacy and dividends. The Federal Reserve guidelines generally require us to review the effects of the cash payment of dividends on our Common Stock and other Tier 1 capital instruments (i.e., perpetual preferred stock and trust preferred debt) on our financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the level of dividends on our Common Stock and other Tier 1 capital instruments for those periods, as well as our projected rate of earnings retention. In addition, as a matter of policy, the Federal Reserve has indicated that bank holding companies should not pay dividends on common stock (or make distributions on trust preferred securities) using funds from the TARP Capital Purchase Program.

        As a result of our participation in the TARP Capital Purchase Program, we may not increase the dividends payable on our Common Stock beyond the $0.20 per share quarterly dividend that we had most recently declared prior to the date of the U.S. Treasury's investment without the consent of the U.S. Treasury, unless all of the equity securities held by the U.S. Treasury are redeemed or the U.S. Treasury has transferred them to third parties. Also, all accrued and unpaid dividends on the Series T Preferred Stock for all past dividend periods would have to be fully paid.

There may be future sales or other dilutions of our equity, which may adversely affect the market price of our Common Stock.

        Except as our authorized capital stock may be limited by our charter documents, we are not restricted from issuing additional Common Stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, our Common Stock. In connection with its purchase of shares of our Series T Preferred Stock, the U.S. Treasury received a warrant to purchase shares of our Common Stock at an initial per share exercise price of $13.07, subject to adjustment, which expires 10 years from the issuance date. The issuance of any additional shares of Common Stock as a result of exercise of the warrant held by the U.S. Treasury or the issuance of any other Common Stock or convertible securities could dilute the ownership interest of our existing common stockholders. Additionally, in this public offering, we are offering to sell $31,862,250 of Series B Preferred Stock, which, subject to stockholder approval, will be convertible into an aggregate number of 7,497,000 shares of our Common Stock determined by dividing $31,862,250 by $4.25. We have agreed to call a special meeting of stockholders as soon as practicable following the closing of this offering for the purpose of approving conversion of the Series B Preferred Stock and, if approval is not received at such meeting, to hold special or annual meetings (as the case may be) for that purpose every three months thereafter until stockholder approval is received. The conversion of the Series B Preferred Stock would dilute the ownership interest of our existing Common Stockholders as well as those purchasing shares of our Common Stock in this offering. The market price of our Common Stock could decline as a result of this offering, as well as other sales of a large block of shares of our Common Stock in the market after this offering, or the perception that such sales could occur.

The holders of debt have rights that are senior to those of our stockholders.

        We currently have a $29.0 million senior credit facility with a correspondent lender, which consists of a $20.0 million line of credit, which matures on May 31, 2011, and a $9.0 million term loan that matures on June 1, 2011. As of the date of this prospectus, we have $4.0 million outstanding under the line of credit and $9.0 million outstanding under the term loan. The credit facility is secured by all of the capital stock of Busey Bank. In addition, we have $55.0 million in junior subordinated debentures outstanding that were issued to statutory trusts. The trusts purchased the junior subordinated debentures from us using the proceeds from the sale of trust preferred securities to third party investors. Payments of the principal and interest on the trust preferred securities are conditionally guaranteed by us to the extent the trusts have funds available for such obligations.

        The rights of the holders of our senior debt and the junior subordinated debentures are senior to the shares of our Common Stock and Series T Preferred Stock and will be senior to shares of our Series B Preferred Stock. As a result, we must make payments on our senior debt and the junior subordinated debentures (and the related trust preferred securities) before any dividends can be paid on our Common Stock or preferred stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of our senior debt and the junior subordinated debentures must be satisfied before any distributions can be made to our stockholders. If certain conditions are met, we have the right to defer interest payments on the junior subordinated debentures (and the related trust preferred securities) at any time or from time to time for a period not to exceed 20 consecutive quarters in a deferral period, during which time no dividends may be paid to holders of our preferred stock or common stock.

The holders of our Series T Preferred Stock have, and holders of our Series B Preferred Stock will have, rights that are senior to those of the holders of our Common Stock.

        On March 6, 2009, we issued and sold 100,000 shares of our Series T Preferred Stock, which ranks senior to our Common Stock in the payment of dividends and on liquidation, to the U.S. Treasury (together with the warrant to acquire a certain amount of our Common Stock) for $100.0 million. The liquidation preference of the Series T Preferred Stock is $1,000 per share plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Additionally, we are offering 318.6225 shares of our Series B Preferred Stock in this offering, which will also rank senior to our Common Stock in the payment of dividends and on liquidation. The liquidation preference of the Series B Preferred Stock is the greater of (i) the sum of $100,000 per share and the amount of any accrued and unpaid dividends, whether or not declared, to the date of payment, and (ii) 110.0% of the payment or distribution to which a holder of such share of Series B Preferred Stock would be entitled if the Series B Preferred Stock were converted to Common Stock immediately prior to liquidation. In the event of our bankruptcy, dissolution or liquidation, the holders of the Series T Preferred Stock and Series B Preferred Stock will receive distributions of our available assets prior to the holders of our Common Stock.

Offerings of debt, which would be senior to our Common Stock upon liquidation, and/or preferred equity securities which may be senior to our Common Stock for purposes of dividend distributions and/or upon liquidation, may adversely affect the market price of our Common Stock.

        We may attempt to increase our capital resources or, if Busey Bank's capital ratios fall below the required regulatory minimums, we or Busey Bank could be forced to raise additional capital by making additional offerings, including trust preferred securities, senior or subordinated notes and preferred stock. Upon our bankruptcy, dissolution or liquidation, the holders of our debt securities and lenders with respect to other borrowings, including the holders of our existing senior debt and junior subordinated debentures, and our preferred stockholders will receive distributions of our available assets prior to the holders of our Common Stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our Common Stock, or both. Holders of our Common Stock are not entitled to preemptive rights or other protections against dilution.

        In addition to the issuance of the Series T Preferred Stock and the Series B Preferred Stock, our board of directors is authorized to issue additional classes or series of preferred stock from time to time without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our Common Stock with respect to dividends and/or upon our liquidation, dissolution, and winding-up and other terms. If we issue preferred stock in the future, which would have a preference over our Common Stock with respect to the payment of dividends and upon our liquidation, dissolution, or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our Common Stock, the rights of holders of our Common Stock or the market price of our Common Stock could be adversely affected.

There are substantial regulatory limitations on changes of control of bank holding companies.

        With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be "acting in concert" from, directly or indirectly, acquiring more than 10% (5% if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our company without prior notice or application to and the approval of the Federal Reserve. Accordingly, prospective investors need to be aware of and comply with these requirements, if applicable, in connection with any purchase of shares of our Common Stock.

Risks Related to the Offering of the Series B Preferred Stock

        Because the Series B Preferred Stock will automatically convert into shares of our Common Stock upon our stockholders approving the conversion terms, you should read the discussion of risks related to investments in our Common Stock, outlined above, in addition to the following additional risks of ownership of our Series B Preferred Stock:

A holder of our Series B Preferred Stock would bear the risk of any decline in the market value of our Common Stock.

        The market value of our Common Stock when the shares of Series B Preferred Stock are converted may be less than the conversion price of $4.25, in which case holders of our Series B Preferred Stock will receive shares of our Common Stock upon conversion with a market value per share that is less than the conversion price. Accordingly, a holder of Series B Preferred Stock assumes the entire risk that the market value of our Common Stock may decline. Any decline in the market price of shares of our Common Stock and related decline in value of the Series B Preferred Stock may be substantial and, depending on the extent of the decline, you could lose all or substantially all of your investment in the Series B Preferred Stock.

The secondary market for the Series B Preferred Stock may be illiquid.

        We are unable to predict how the Series B Preferred Stock will trade in the secondary market or whether that market will be liquid or illiquid. The Series B Preferred Stock is not currently listed on any established securities exchange or quotation system, and we do not intend to seek such listing. We can give you no assurance as to the liquidity of any market that may develop for the Series B Preferred Stock, your ability to sell such securities or whether a trading market, if it develops, will continue. The liquidity of any market for the Series B Preferred Stock will depend on a number of factors, including but not limited to:

  •
  the number of holders of the Series B Preferred Stock;

  •
  our performance;

  •
  the market for similar securities; and

  •
  the market price of our Common Stock.

The trading price of our Common Stock may affect the trading prices for the Series B Preferred Stock.

        The trading prices of the Series B Preferred Stock may be directly affected by, among other things, the trading price of our Common Stock. It is impossible to predict whether the price of our Common Stock or interest rates will rise or fall. Our operating results, prospects and economic, financial, political and other factors will affect trading prices of our Common Stock, which may affect the prices of the Series B Preferred Stock as an instrument convertible into Common Stock. In addition, market conditions can affect the capital markets generally, thereby affecting the price of our Common Stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of our Common Stock in the market after this offering or the perception that such sales could occur.

You may suffer dilution of the Common Stock issuable upon conversion of your Series B Preferred Stock.

        The number of shares of our Common Stock issuable upon conversion of your Series B Preferred Stock is subject to adjustment only for stock splits and combinations, stock dividends and certain other specified transactions. See "DESCRIPTION OF CAPITAL STOCK—Preferred Stock—Series B Preferred Stock—Anti-Dilution Adjustments." The number of shares of our Common Stock issuable upon conversion of your Series B Preferred Stock is not subject to adjustment for other events, including the following:

  •
  the issuance of shares of our Common Stock for cash or in connection with acquisitions or other transactions, including in exchange for other of our outstanding securities;

  •
  the issuance of any shares of our Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our Common Stock under any plan;

  •
  the issuance of any shares of our Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries; or

  •
  the issuance of any shares of our Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Series B Preferred Stock were first issued.

        The terms of the Series B Preferred Stock do not restrict our ability to offer shares of our Common Stock in the future or to engage in other transactions that could dilute our Common Stock. We have no obligation to consider the interests of the holders of the Series B Preferred Stock in engaging in any such offering or transaction. If we issue additional shares of our Common Stock, that issuance may materially and adversely affect the price of our Common Stock and thus may adversely affect the trading price of the Series B Preferred Stock.

Our stockholders may not approve the conversion terms of the Series B Preferred Stock necessary to allow the conversion of the Series B Preferred Stock into Common Stock.

        Pursuant to Nasdaq Listing Rules 5635(c) and 5635(d), our stockholders must approve the conversion terms of the Series B Preferred Stock before it may be converted into Common Stock. We have agreed to hold a special meeting of our stockholders as soon as practicable, at which we will seek to obtain the requisite stockholder approval of the conversion terms of the Series B Preferred Stock. If we fail to obtain stockholder approval, we have agreed to take all necessary action to have the proposal voted upon at subsequent special or annual meetings of our stockholders to be held every three months until approved. Until such time as our stockholders approve the conversion terms, the Series B Preferred Stock may not be converted into Common Stock.

Holders of the Series B Preferred Stock will have no rights as a holder of Common Stock, including voting rights, until they acquire our Common Stock.

        Until you acquire shares of our Common Stock upon conversion, you will have no rights with respect to our Common Stock, including voting rights (except as required by law and as described under "DESCRIPTION OF CAPITAL STOCK—Preferred Stock—Series B Preferred Stock—Voting Rights"), rights to respond to tender offers and rights to receive any dividends or other distributions on our Common Stock. Upon conversion, you will be entitled to exercise the rights of a holder of Common Stock only as to matters for which the record date occurs after the conversion date. For example, in the event that an amendment is proposed to our Articles requiring stockholder approval, and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment unless it would amend, alter or affect the powers, preferences or rights of the Series B Preferred Stock in a manner that would adversely affect the rights of holders of the Series B Preferred Stock, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our Common Stock.

Our Series B Preferred Stock will rank junior to all of our and our subsidiaries' liabilities in the event of a bankruptcy, liquidation or winding up of our assets.

        In the event of bankruptcy, liquidation or winding-up, our assets will be available to pay the liquidation amount of our Series B Preferred Stock only after all of our liabilities have been paid. In addition, our Series B Preferred Stock will effectively rank junior to all existing and future liabilities of our subsidiaries and the capital stock of our subsidiaries held by third parties. The rights of holders of our Series B Preferred Stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary's creditors and minority equity holders. In the event of bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries' liabilities, to pay amounts due on any or all of our Series B Preferred Stock then outstanding.

You may have to pay taxes with respect to constructive distributions that you do not receive.

        The conversion rate of our Series B Preferred Stock will be adjusted in certain circumstances. See "DESCRIPTION OF CAPITAL STOCK—Preferred Stock—Series B Preferred Stock—Anti-Dilution Adjustments." For U.S. federal income tax purposes, adjustments to a fixed conversion rate, or failures to make certain adjustments, that have the effect of increasing your proportionate interest in our assets or earnings and profits may result in a deemed distribution to you. Such deemed distribution will be taxable to you, even though you do not actually receive a distribution. See "MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS."

USE OF PROCEEDS

        We estimate that the net proceeds to us, after estimated offering expenses, from the sale of the shares of the Common Stock and Series B Preferred Stock offered hereby will be approximately $84.3 million. We intend to use the net proceeds from this offering for general corporate purposes, which may include the contribution of a portion of such proceeds to Busey Bank as additional capital.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table reflects our ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends for each of the years in the five-year period ended December 31, 2009, as well as for the nine-month period ended September, 2010. No shares of our preferred stock were outstanding during the years ended December 31, 2008, 2007, 2006 and 2005, and we did not pay preferred stock dividends during these periods. Consequently, the ratios of earnings to fixed charges and preferred stock dividends for these years are the same as the ratios of earnings to fixed charges.

	For the nine months ended September 30, 2010	For the years ended December 31,
		2009		2008		2007	2006	2005
Ratio of earnings to fixed charges:
Excluding interest on deposits	5.46	—	(1)	—	(5)	3.74	3.94	4.50
Including interest on deposits	1.69	—	(2)	0.45		1.44	1.62	1.88
Ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits	3.49	—	(3)	—	(5)	3.74	3.94	4.50
Including interest on deposits	1.61	—	(4)	0.45		1.44	1.62	1.88

(1)
The earnings coverage ratio, excluding interest on deposits, for the year ended December 31, 2009, was inadequate to cover the fixed charges. The coverage deficiency for the period was $388.8 million.

(2)
The earnings coverage ratio, including interest on deposits, for the year ended December 31, 2009, was inadequate to cover the fixed charges. The coverage deficiency for the period was $328.7 million.

(3)
The earnings coverage ratio, including preferred stock dividends and excluding interest on deposits, for the year ended December 31, 2009, was inadequate to cover the fixed charges. The coverage deficiency for the period was $384.0 million.

(4)
The earnings coverage ratio, including preferred stock dividends and including interest on deposits, for the year ended December 31, 2009, was inadequate to cover the fixed charges. The coverage deficiency for the period was $323.9 million.

(5)
The earnings coverage ratio, excluding interest on deposits, for the year ended December 31, 2008, was inadequate to cover the fixed charges. The coverage deficiency for the period was $37.6 million.

        For purposes of computing the ratios of earnings to fixed charges:

  •
  earnings represent income from continuing operations before income taxes, plus fixed charges;

  •
  fixed charges, excluding interest on deposits, include interest expense (other than on deposits), the portion of net rental expense deemed to be equivalent to interest on long-term debt, discount amortization and preferred stock dividends; and

  •
  fixed charges, including interest on deposits, include all interest expense, the portion of net rental expense deemed to be equivalent to interest on long-term debt, discount amortization and preferred stock dividends.

CAPITALIZATION

        The following table presents our cash and cash equivalents, our capitalization, our per common share book values and our regulatory capital ratios, each as of September 30, 2010:

  •
  on an actual basis;

  •
  on an as adjusted basis, after giving effect to the sale of 12,718,635 shares of our Common Stock in this offering at $4.25 per share, 318.6225 shares of the Series B Preferred Stock in this offering at $100,000 per share and the application of the net proceeds of the offering; and

  •
  on an as further adjusted basis, after giving effect to the issuance of 7,497,000 shares of our Common Stock upon conversion of the Series B Preferred Stock.

        The information below should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the consolidated financial statements and the notes thereto as of and for the nine months ended September 30, 2010 that are incorporated by reference in this prospectus supplement.

	As of September 30, 2010
	Actual	As Adjusted	As further adjusted for Conversion of the Series B Preferred Stock
Cash and cash equivalents	222,226	306,542	306,542
Debt:
Total short-term debt	134,419	134,419	134,419
Total long-term debt	107,576	107,576	107,576

Total debt	241,995	241,995	241,995
Stockholders' Equity:
Preferred Stock, $0.001 par value, 1,000,000 shares authorized; 100,000 issued and outstanding Series T Preferred Stock, $1,000 liquidation value per share (actual); 100,000 issued and outstanding Series T Preferred Stock, $1,000 liquidation value per share, and 318.6225 issued and outstanding Series B Preferred Stock, $100,000 liquidation value per share, issued and oustanding (as adjusted); 100,000 issued and outstanding Series T Preferred Stock, $1,000 liquidation value per share (as futher adjusted)	99,558	131,420	99,558
Warrant to purchase 573,833 shares of Common Stock (actual and as adjusted)	442	442	442
Common Stock, $.001 par value; 200,000,000 shares authorized; 68,071,497 shares (actual), 80,790,132 (as adjusted), and 88,287,132 (as further adjusted) issued	68	81	88
Surplus	509,784	562,225	594,080
Retained earnings	(252,772)	(252,772)	(252,772)
Accumulated other comprehensive income	12,921	12,921	12,921
Treasury stock, at cost—1,650,605 shares (actual and as adjusted)	(32,183)	(32,183)	(32,183)
Unearned ESOP shares—60,000 shares (actual and as adjusted)	(1,251)	(1,251)	(1,251)

Total stockholders' equity	336,567	420,883	420,883

Total capitalization	578,562	662,878	662,878
Book value per share of Common Stock	3.57	3.66	3.71
Regulatory Capital Ratios (Consolidated):
Tier 1 leverage ratio	8.86%	11.27%	11.27%
Tier 1 risk-based capital ratio	12.07%	15.34%	15.34%
Total risk-based capital ratio	13.36%	16.63%	16.63%

 PRICE RANGE OF COMMON STOCK

        Our Common Stock is listed on the Nasdaq Global Select Market under the symbol "BUSE." The table below presents the high and low sale prices per share of our Common Stock on the Nasdaq Global Select Market and the dividends paid per share of our Common Stock for the indicated periods. As of September 30, 2010, we had 66,360,892 shares of Common Stock issued and outstanding, held by approximately 1,405 record holders.

	Sale Price
			Cash Dividend Declared
	High	Low
Year Ended December 31, 2008
First Quarter	$22.00	$17.47	$0.20
Second Quarter	22.49	13.07	0.20
Third Quarter	22.05	11.07	0.20
Fourth Quarter	19.67	12.68	0.20
Year Ended December 31, 2009
First Quarter	$18.29	$6.00	$0.20
Second Quarter	10.00	6.92	0.08
Third Quarter	7.54	4.11	0.08
Fourth Quarter	4.85	3.00	0.04
Year Ended December 31, 2010
First Quarter	$4.81	$3.38	$0.04
Second Quarter	5.56	3.93	0.04
Third Quarter	4.94	4.04	0.04
Fourth Quarter (through December 27, 2010)	4.98	4.21	0.04

DIVIDEND POLICY

        In general, the holders of outstanding shares of our Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our board of directors may from time to time determine. The ability of our board of directors to declare and pay dividends on our Common Stock may be affected by both general corporate law considerations and policies of the Federal Reserve applicable to bank holding companies. As a Nevada corporation, we are subject to the limitations of Nevada law, which allows us to pay dividends unless, after such dividend, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus any amount that would be needed if we were to be dissolved at the time of the dividend payment.

        As a bank holding company, our ability to declare and pay dividends is subject to the guidelines of the Federal Reserve regarding capital adequacy and dividends. The Federal Reserve guidelines generally require us to review the effects of the cash payment of dividends on our Common Stock and other Tier 1 capital instruments (i.e., perpetual preferred stock and trust preferred securities) in light of our earnings, capital adequacy and financial condition. In addition, as a matter of policy, the Federal Reserve has indicated that bank holding companies should not pay dividends on common stock (or make distributions on trust preferred securities) using funds from the Capital Purchase Program. As a general matter, the Federal Reserve indicates that the board of directors of a bank holding company should eliminate, defer or significantly reduce the dividends if: (i) the company's net income available to stockholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) the prospective rate of earnings retention is inconsistent with the company's capital needs and overall current and prospective financial condition; or (iii) the company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. The Federal Reserve also possesses enforcement powers over bank holding companies and their nonbank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies.

        Most of our revenues available for the payment of dividends derive from amounts paid to us by Busey Bank. There are various statutory limitations that limit the ability of Busey Bank to pay dividends to us. Busey Bank is a state-charted bank and is subject to the laws and regulations of the Illinois Department of Financial and Professional Regulation and the regulations of the Federal Deposit Insurance Corporation. If a bank's primary banking regulator determines that the bank is engaged or is about to engage in an unsafe or unsound banking practice, the regulator may require, after notice and hearing, that the bank cease and desist from such practice. Depending on the financial condition of the bank, an unsafe or unsound practice could include the payment of dividends. In particular, the federal banking agencies have indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsafe and unsound banking practice.

        Under the Illinois Banking Act, Busey Bank generally may not pay dividends in excess of its net profits. Furthermore, under the Federal Deposit Insurance Corporation Improvement Act of 1991, a bank may not pay a dividend if the payment would cause it to become undercapitalized or if it is already undercapitalized. The federal agencies also have issued policy statements that provide that bank holding companies and insured banks generally should pay dividends only out of current operating earnings.

        In addition, the dividend rights of holders of our Common Stock are qualified and subject to the dividend rights of holders of our Series B Preferred Stock described below under the caption "DESCRIPTION OF CAPITAL STOCK—Preferred Stock—Series B Preferred Stock—Ranking" in this prospectus supplement and the rights of holders of our Series T Preferred Stock described under the caption "DESCRIPTION OF CAPITAL STOCK—Preferred Stock—Series T Preferred Stock" in the

accompanying prospectus. In addition, the securities purchase agreement pursuant to which the U.S. Treasury purchased shares of our Series T Preferred Stock contains limitations on the payment of dividends on our Common Stock from and after March 6, 2009 (including with respect to the payment of cash dividends in excess of $0.20 per share, which is the amount of the last quarterly cash dividend declared by us prior to October 14, 2008). Prior to the earlier of (i) March 6, 2012 and (ii) the date on which all shares of Series T Preferred Stock have been redeemed in whole or the U.S. Treasury has transferred the Series T Preferred Stock to unaffiliated third parties, we may not declare or pay any dividend or make any distribution on our Common Stock other than regular quarterly cash dividends not exceeding $0.20 per share and dividends payable solely in Common Stock, without the consent of the U.S. Treasury.

        Furthermore, as of September 30, 2010, we had outstanding $55.0 million of junior subordinated debentures issued to unconsolidated statutory trusts in connection with the issuance by the trusts of preferred securities. The terms of the junior subordinated debentures and the related trust preferred securities provide that we may defer interest on such instruments for up to 20 consecutive quarters. As of September 30, 2010, we were current on the interest payable pursuant to the junior subordinated debentures and the related trust preferred securities. However, if we elect in the future to defer interest on such instruments, our ability to pay dividends on our Common Stock and our Series B Preferred Stock also will be subject to the prior payment of all accrued but unpaid interest on the junior subordinated debentures and the related trust preferred securities.

DESCRIPTION OF CAPITAL STOCK

Common Stock

  General

        We have the authority to issue 200,000,000 shares of Common Stock. As of September 30, 2010, we had 66,360,892 shares of Common Stock outstanding. As of September 30, 2010, there were 1,435,968 shares of our Common Stock underlying options that have been issued pursuant to our equity incentive plans. Additionally, we have reserved 4,524,000 shares of our Common Stock for future issuance under our equity incentive and employee stock purchase plans and there were 60,000 unallocated shares held in our leveraged ESOP. Additionally, we have reserved 573,833 shares of our Common Stock underlying the warrants that are currently held by the U.S. Treasury and issued in connection with our participation in the Capital Purchase Program, and in July 2010 we issued 191,579 restricted stock units which vest over a five-year period. Our Common Stock is listed for trading on the NASDAQ Global Select Market under the symbol "BUSE."

        Each share of our Common Stock has the same relative rights and is identical in all respects to every other share of our Common Stock. See "DESCRIPTION OF CAPITAL STOCK—Common Stock" in the accompanying prospectus for further detail on the rights and other characteristics of the Common Stock.

Preferred Stock

  General

        We have the authority to issue 1,000,000 shares of preferred stock, par value $0.001 per share, from time to time in one or more series. Our board of directors, without further approval of the stockholders, has the authority to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. As of September 30, 2010, 100,000 shares of preferred stock have been designated Series T Preferred Stock, all of which are issued and outstanding. Assuming all the shares offered hereby are purchased, subsequent to this offering we will also have 318.6225 shares of Series B Preferred Stock outstanding.

  Series B Preferred Stock

        The following is a summary of some of the terms of the Series B Preferred Stock. This summary contains a description of the material terms of the Series B Preferred Stock but is not necessarily complete. The following summary of the terms and provisions of the Series B Preferred Stock is qualified in its entirety by reference to the pertinent sections of our Articles, including the Certificate of Designation creating the Series B Preferred Stock (the "Certificate of Designation"), which will be included as an exhibit to our Current Report on Form 8-K that we will file with the SEC in connection with the consummation of this offering. Capitalized but undefined terms used in this summary are used as defined in the Certificate of Designation.

  General

        Our board of directors has authorized the issuance of 318.6225 shares of Series B Preferred Stock and we will issue all of such shares in this offering, assuming all the shares offered hereby are purchased. When issued, the Series B Preferred Stock and our Common Stock issuable upon conversion of the Series B Preferred Stock will be fully paid and nonassessable. The holders of the Series B Preferred Stock will have no preemptive or preferential rights to purchase or subscribe to stock, obligations, warrants or other of our securities. We currently serve as the transfer agent, registrar, conversion and dividend disbursing agent for shares of both the Series B Preferred Stock and the Common Stock issuable upon conversion of the Series B Preferred Stock.

  Ranking

        With respect to dividend rights and distributions upon the liquidation, winding-up and dissolution, the Series B Preferred Stock will:

  •
  rank senior and prior to our Common Stock, and each other class or series of our equity securities, whether currently issued or issued in the future, that does not by its terms rank pari passu or senior to the Series B Preferred Stock with respect to payment of dividends or rights upon our liquidation, dissolution or winding up of our affairs (the "Junior Stock");

  •
  rank on a parity with each other class or series of our equity securities, whether currently issued or issued in the future, that by its terms provides that it ranks pari passu with the Series B Preferred Stock with respect to payment of dividends or rights upon liquidation, dissolution or winding up of our affairs, including the Series T Preferred Stock that we issued to the U.S. Treasury pursuant to the TARP Capital Purchase Program (the "Parity Stock"); and

  •
  rank junior to each other class or series of our equity securities, whether currently issued or issued in the future, that by its terms ranks senior to the Series B Preferred Stock with respect to payment of dividends or rights upon liquidation, dissolution or winding up of our affairs (the "Senior Stock").

  Dividends

        Holders of Series B Preferred Stock will be entitled to receive, on each share of Series B Preferred Stock if, as and when declared by our board of directors, cumulative cash dividends at a per annum rate equal to 9.00% of the liquidation amount per share of $100,000 and the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Series B Preferred Stock, if any. Dividends will begin to accrue and be cumulative from the issuance date, and will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (or, if any such day is not a Business Day, the next Business Day), as well as the date shares of Series B Preferred Stock convert into shares of Common Stock (as described below).

        Dividends that are payable on Series B Preferred Stock will be payable to holders of record of Series B Preferred Stock as they appear on our stock register on the applicable record date, which shall be the 15th calendar day immediately preceding the date such dividends are to be paid or such other record date fixed by our board of directors that is not more than 60 nor less than 10 days prior to the payment date.

        So long as any shares of the Series B Preferred Stock are outstanding, we may not, at any time: (i) declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for a sinking fund for the redemption of, any Common Stock or other Junior Stock; or (ii) redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for a sinking fund for the redemption of, any Parity Stock (otherwise than pursuant to pro rata offers to purchase all or any pro rata portion of the Series B Preferred Stock and such Parity Stock) unless full dividends on all outstanding shares of the Series B Preferred Stock have been paid or (in the case of current dividends) declared and set aside for payment.

        The limitations on the payment of dividends described in the preceding paragraph shall not apply to:

  •
  dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or other Junior Stock;

  •
  redemptions or purchases of any rights pursuant to a stockholder rights plan or by conversion or exchange of Junior Stock for or into other Junior Stock, or of Parity Stock for or into other Parity Stock or Junior Stock;

  •
  purchases by us or our affiliates as a broker, dealer, advisor, fiduciary, trustee or comparable capacity in connection with transactions effected by or for the account of our customers or customers of any of our subsidiaries or in connection with the distribution or trading of such capital stock; and

  •
  acquisitions of Common Stock in respect of exercises of employee equity awards and any related tax withholding.

        When dividends are not paid in full (or declared and a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Series B Preferred Stock and any Parity Stock, dividends declared on the Series B Preferred Stock and Parity Stock (whether cumulative or noncumulative) will only be declared pro rata so that the amount of dividends declared per share on the Series B Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series B Preferred Stock (but without, in the case of any noncumulative preferred stock, accumulation of unpaid dividends for prior dividend periods) and such Parity Stock bear to each other.

  Conversion

        Subject to receipt of our stockholders' approval of the conversion terms and the limits on conversion described below, the shares of Series B Preferred Stock will be mandatorily convertible into shares of our Common Stock. On the third Business Day following the necessary stockholder approval, each share of the Series B Preferred Stock will automatically convert into the right to receive: (i) a number of fully-paid and nonassessable shares of our Common Stock equal to (A) $100,000 per share divided by (B) $4.25 (the "Conversion Price"); and (ii) cash in an amount equal to all accrued and unpaid dividends, whether or not declared. Holders of Series B Preferred Stock will be deemed to become stockholders of record of our Common Stock on the date such shares of Series B Preferred Stock are converted into shares of our Common Stock. Immediately upon conversion, the persons entitled to receive the shares of Common Stock upon the conversion of such shares of Series B Preferred Stock will be treated for all purposes as having become the record and beneficial owners of such shares of Common Stock.

        No fractional shares of Common Stock or scrip will be issued upon conversion of shares of Series B Preferred Stock. If more than one share of Series B Preferred Stock is surrendered for conversion at any one time by the same stockholder, the number of full shares of Common Stock issuable upon conversion will be computed on the basis of the aggregate number of shares of Series B Preferred Stock surrendered.

        Upon conversion of any shares of the Series B Preferred Stock, the holders of shares of the Series B Preferred Stock will not be entitled to receive any unpaid dividends with respect to any shares converted into shares of Common Stock unless the dividend was declared prior to conversion and the holder held such shares on the record date fixed for the determination of holders entitled to receive payment of the dividend.

        Notwithstanding anything to the contrary described above, if, as of the Conversion Date for a share of Series B Preferred Stock, the holder thereof (together with its BHC Affiliated Persons) owns or controls, or is deemed for purposes of the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act, amended, to own or control, or would own or control or be deemed to own or control upon conversion, more than 9.9% of the total outstanding number of any class of our Voting Securities and such holder has not obtained the necessary regulatory approvals to own or control Voting Securities in excess of such ownership percentage, such shares of Series B Preferred Stock owned by such holder will not be converted on such Conversion Date to the extent the conversion would result in the holder and its BHC Affiliated Persons owning or controlling or being deemed for purposes of the applicable regulations to own or control our Voting Securities in excess of 9.9% of the total outstanding number of any class of our Voting Securities. Any shares of Series B Preferred Stock that are not converted on the Conversion Date due to such limitations will be mandatorily converted immediately following a transfer of such shares of Series B Preferred Stock to a Permitted Transferee.

  Anti-Dilution Adjustments

        If we issue Common Stock as a dividend or distribution on our Common Stock to all holders of the Common Stock, or if we effect a share split or share combination of our Common Stock, the Conversion Price will be adjusted based on the following formula:

CR 1	=	CR 0×(OS 0 / OS 1)
where:
CR 0	=	the Conversion Price in effect immediately prior to the adjustment relating to such event.
CR 1	=	the new Conversion Price in effect immediately after the adjustment relating to such event.
OS 0	=	the number of shares of Common Stock outstanding immediately prior to such event.
OS 1	=	the number of shares of Common Stock outstanding immediately after such event.

        Any adjustment made will become effective on the date that is immediately after: (i) the date fixed for the determination of holders of Common Stock entitled to receive such dividend or other distribution; or (ii) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution is declared but not so paid or made, the Conversion Price will be readjusted to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

        If we, at any time or from time to time after the date of original issuance of the Series B Preferred Stock, declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in nonvoting securities or other property other than shares of Common Stock or cash, then we will make provisions so that the holders of the outstanding shares of Series B Preferred Stock will receive upon conversion the amount of such other securities or property (or the value of such other property) that they would have received had the Series B Preferred Stock been converted into Common Stock on the date of such event, in addition to the number of shares of Common Stock receivable upon conversion. However, no such adjustment will be made if the holders of Series B Preferred Stock simultaneously receive a dividend or other distribution of such securities or property in an amount equal to the amount they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

        In the event: (i) we declare a dividend (or any other distribution) on our Common Stock; (ii) we authorize the granting to the holders of all or substantially all of our Common Stock of rights, options or warrants to subscribe for or purchase any share of any class or any other rights, options or warrants; (iii) of any reclassification or reorganization of our Common Stock (other than a subdivision or combination of our outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which we are a party and for which approval of any of our stockholders is required, or of the sale or transfer of all or substantially all of our assets; (iv) of a tender offer or exchange offer made by us or any of our subsidiaries for any portion of our Common Stock; or (v) of a voluntary or involuntary dissolution, liquidation or winding up, we will, in each case, send or cause to be sent, by first-class mail, postage prepaid, to each holder of Series B Preferred Stock within at least 10 days prior to the applicable date, a written notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights, options or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, tender offer, exchange offer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record will be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, tender offer, exchange offer, transfer, dissolution, liquidation or winding up. However, we need not provide such notice by mail if the required information is included in a public filing made by us with the SEC on or prior to the commencement of the 10-day period noted above.

        Whenever the number of shares of Common Stock into which the shares of the Series B Preferred Stock are convertible is adjusted for any of the reasons discussed above, we will promptly compute such adjustment and furnish to the holders of Series B Preferred Stock a certificate setting forth the number of shares of Common Stock into which each share of the Series B Preferred Stock is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment will become effective.

        In the event of:

  •
  any consolidation or merger of the Company with or into another person, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property of the Company or another person;

  •
  any sale, transfer, lease, or conveyance to another person of all or substantially all of our consolidated assets and our subsidiaries, taken as a whole, pursuant to which our Common Stock will be converted into cash, securities, or other property;

  •
  any reclassification of our Common Stock into securities, including securities other than our Common Stock; or

  •
  any statutory exchange of our securities for those of another person (other than in connection with a merger or acquisition)

each share of Series B Preferred Stock outstanding immediately prior to such reorganization event will, without the consent of the holders of Series B Preferred Stock, become convertible into the types and amounts of securities, cash, and other property that is or was receivable in such reorganization event by a holder of the number of shares of Common Stock into which such share of Series B Preferred Stock was convertible immediately prior to such reorganization event in exchange for such shares of Common Stock (such securities, cash, and other property, the "Exchange Property").

        In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such reorganization event, the holders of shares of Series B

Preferred Stock shall likewise be allowed to make such an election. On each date of conversion following one of the reorganization events listed above, the Conversion Price then in effect will be applied to the value on such date of conversion of the securities, cash, or other property received per share of Common Stock, determined as discussed above.

        We will, within 10 days of the occurrence of any reorganization event, provide written notice to the holders of Series B Preferred Stock of such event and of the type and amount of the cash, securities or other property that was receivable in such reorganization event.

        We will not enter into any agreement for a transaction constituting a reorganization event unless such agreement does not interfere with or prevent (as applicable) conversion of the Series B Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to the terms of the Series B Preferred Stock as set forth in the Certificate of Designation.

  Voting Rights

        Except as otherwise required by law or our Articles, holders of our Series B Preferred Stock are not entitled to any voting rights. Whenever the approval or other action of holders of Series B Preferred Stock voting as a separate class is required by applicable law or by our Articles, each share of Series B Preferred Stock will be entitled to one vote, and the affirmative vote of a majority of the shares at a meeting at which a majority of shares are present or represented will be sufficient to constitute such approval or other action unless a higher percentage is required by applicable law or by the Certificate of Designation, as discussed below.

        Unless a higher percentage is otherwise expressly required by applicable law, approval of holders of a majority of the shares of Series B Preferred Stock outstanding, voting as a class, will be required to amend our Articles (whether by means of merger, consolidation or otherwise) to authorize the issuance of, or create, any class or series of Senior Stock, reclassify the Series B Preferred Stock or to alter or abolish the liquidation preferences or any other preferential right of the Series B Preferred Stock, or otherwise to alter the Certificate of Designation or the terms of the Series B Preferred Stock in a manner adverse to holders of Series B Preferred Stock.

        Unless a higher percentage is otherwise expressly required by applicable law, approval of holders of a majority of the shares of Series B Preferred Stock outstanding, voting as a class, will be required to approve any liquidation, dissolution or winding up or any merger or consolidation with or into any other entity; provided, however, no stockholder approval is required if: (i) we are the surviving entity in such merger or consolidation and the Series B Preferred Stock remains outstanding; or (ii) we are not the surviving entity in such merger or consolidation but the Series B Preferred Stock is not changed in such merger or consolidation into anything other than a class or series of preferred stock of the surviving or resulting entity, or the entity controlling such person, having such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock, taken as a whole.

  Liquidation

        In the event of any liquidation, dissolution or winding up of our affairs, and subject to the rights of any of our creditors, holders of Series B Preferred Stock are entitled to receive for each share of Series B Preferred Stock, out of our assets or proceeds thereof available for distribution to our stockholders, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Stock, an amount equal to the greater of: (i) the sum of (A) $100,000 per share, and the amount of any accrued and unpaid dividends, whether or not declared, to the date of payment, and (ii) 110% of the payment of distribution to which such holders would be entitled if the Series B Preferred Stock were converted to Common Stock (assuming receipt of the

Stockholder Approval) immediately before such liquidation, dissolution, or winding up (such greater amount, the "Liquidation Preference"). If, in any distribution described, our assets or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series B Preferred Stock and any Parity Stock, holders of Series B Preferred Stock and the holders of Parity Stock will share ratably in any distribution in proportion to the full distributions to which they are entitled. After payment of the full amount of the Liquidation Preference is paid, the holders of Series B Preferred Stock will have no right or claim to any of our remaining assets. A merger or consolidation of us with any other corporation or other entity, or the sale, lease or exchange of all or substantially all of our assets, will not constitute a liquidation, dissolution or winding up.

  Redemption

        Subject to any necessary regulatory approvals, on or after the third anniversary of the issuance of shares of Series B Preferred Stock, we have the right to call and redeem, in whole or in part, at any time and from time to time, the shares of Series B Preferred Stock then outstanding at a price per share equal to the greater of: (i) 125.0% of the sum of (A) $100,000 per share, and (B) the amount of any accrued and unpaid dividends, whether or not declared, to the date of payment, and (ii) 110% of (A) the number of shares of Common Stock into which a share of Series B Preferred Stock would be convertible on the Trading Day immediately prior to the date fixed for redemption (assuming receipt of Stockholder Approval) multiplied by (B) the Closing Price of Common Stock on such Trading Day; provided that in no event shall such redemption prize exceed the amount determined in accordance with clause (i) when replacing "125.0%" with "150.0%."

  Series T Preferred Stock

        Each share of our Series T Preferred Stock has the same relative rights and is identical in all respects to every other share of our Series T Preferred Stock. Please see "DESCRIPTION OF CAPITAL STOCK—Preferred Stock—Series T Preferred Stock" in the accompanying prospectus for further detail on the rights and other characteristics of the Series T Preferred Stock.

PLAN OF DISTRIBUTION

        We anticipate that the Common Stock in this offering will be sold primarily to institutional investors and the Series B Preferred Stock will be sold both to institutional and individual investors, including one of our directors and certain individuals related to another of our directors. A purchaser of securities in this offering who is considered to be an affiliate of the Company may be deemed to be an "underwriter" of those securities under the Securities Act in making re-offers and sales of such securities. Investors who could be considered affiliates of the Company should consult their legal advisers as to the consequences of being deemed an "underwriter."

        We will enter into a stock purchase agreement directly with each of the purchasers of shares of the Common Stock and Series B Preferred Stock sold in this offering. The forms of these stock purchase agreements will be included as an exhibit to our Current Report on Form 8-K that we will file with the SEC in connection with the consummation of this offering. We reserve the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All funds from any rejected subscription will be returned immediately by us to the applicable investor, without deductions and without interest.

        The shares of Common Stock sold in this offering will be listed on the NASDAQ Global Select Market under the symbol "BUSE." We expect that the shares of Common Stock will be delivered only in book-entry form through The Depository Trust Company, New York, New York. The shares of Series B Preferred Stock sold in this offering will not be listed on any securities exchange. We will deliver to each purchaser of Series B Preferred Stock a certificate representing the shares purchased in this offering. We currently serve as transfer agent for shares of our Common Stock and Series B Preferred Stock.

        Confirmations and copies of this prospectus supplement and the accompanying prospectus will be distributed to all investors who agree to purchase Common Stock or Series B Preferred Stock, informing investors of the closing date as to such shares. We currently anticipate that closing of the sale of the 12,718,635 shares of Common Stock and 318.6225 shares of Series B Preferred Stock will take place by no later than December 31, 2010. Investors will also be informed of the date and manner in which they must transmit the purchase price for their shares.

        On the closing date, the following will occur:

  •
  we will receive funds in the amount of the aggregate purchase price of the shares of Common Stock and Series B Preferred Stock sold;

  •
  we will deliver the shares of Common Stock purchased in this offering to the investors in book-entry form through The Depository Trust Company; and

  •
  we will deliver certificates representing shares of Series B Preferred Stock purchased in this offering to investors.

        The purchase price per share of our Common Stock and the conversion terms of our Series B Preferred Stock were determined based on negotiations with investors and discussions with an outside financial advisor. In connection with this offering, we have retained FIG Partners LLC, an investment banking firm and broker/dealer specializing in financial institutions, to serve as an administrative agent and financial advisor with respect to the offering of shares of our Common Stock. FIG Partners will receive a fixed fee of $1,416,000 in connection with their administrative and advisory services, and will not receive any commissions or success fees with respect to the offering.

        The estimated legal and accounting expenses payable by us in connection with this offering are approximately $100,000.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and, as applicable, conversion or other disposition of the Series B Preferred Stock and the ownership and disposition of Common Stock issued upon a conversion of Series B Preferred Stock.

        This summary:

  •
  does not purport to be a complete analysis of all potential tax considerations that may be important to an investor based on the investor's particular tax situation;

  •
  is based on the Internal Revenue Code of 1986, as amended (the "Code"), the existing applicable U.S. federal income tax regulations promulgated or proposed thereunder (the "Treasury Regulations"), judicial authority and administrative rulings and pronouncements, all as of the date hereof and all of which are subject to change or differing interpretation at any time, possibly with retroactive effect, which could affect the U.S. federal income tax considerations summarized below;

  •
  is applicable only to beneficial owners of Series B Preferred Stock and Common Stock who are initial holders who purchase such securities at their original offering price (or, if applicable, receive Common Stock upon a conversion of Series B Preferred Stock acquired at its original offering price), and does not discuss the tax consequences applicable to subsequent purchasers of Series B Preferred Stock and Common Stock (or Common Stock received upon a conversion of Series B Preferred Stock);

  •
  is applicable only to beneficial owners who will hold their Series B Preferred Stock and Common Stock (or Common Stock received upon a conversion of Series B Preferred Stock) as "capital assets," within the meaning of section 1221 of the Code;

  •
  does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or who are subject to special treatment under U.S. federal income tax laws, including but not limited to:

  •
  brokers, dealers and traders, including those who use a mark-to-market method of accounting for their holdings;

  •
  banks and other financial institutions;

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  pension funds;

  •
  regulated investment companies and real estate investment trusts;

  •
  persons who acquire Series B Preferred Stock or Common Stock pursuant to the exercise of compensatory stock options or otherwise as compensation;

  •
  persons who own the Series B Preferred Stock or Common Stock as a position in a hedging transaction or as part of a "straddle," "conversion" or other integrated transaction for U.S. federal income tax purposes;

  •
  holders whose "functional currency" for federal income tax purposes is not the U.S. dollar;

  •
  individuals subject to special rules as a result of the termination of their U.S. citizenship or residency;

  •
  holders subject to the alternative minimum tax;

    •
    corporations that accumulate earnings in order to avoid U.S. federal income tax;

    •
    partnerships or other pass-through entities and investors therein; and

    •
    Non-U.S. holders (as defined below); and

  •
  does not discuss any possible applicability of any U.S. state or local taxes, non-U.S. taxes or any U.S. federal tax other than the income tax, including, but not limited to, the U.S. federal gift tax and estate tax.

        As used in this summary, the term "U.S. holder" means a beneficial owner of a share of Series B Preferred Stock or a share of Common Stock acquired in this offering (or Common Stock received upon a conversion of Series B Preferred Stock) who is, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation, or other entity treated as an association taxable as a corporation for U.S. federal income tax purposes, that is organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if (i) a court within the United States is able to exercise primary supervision over the trust's administration, and one or more "United States persons," within the meaning of section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

        If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, is a holder of Series B Preferred Stock or Common Stock, then the U.S. federal income tax treatment of a partner in that partnership generally will depend on the status of the partner and the partnership's activities. Such partners and partnerships should consult their own tax advisors with regard to the U.S. federal income tax treatment of holding Series B Preferred Stock or Common Stock acquired in this offering (or Common Stock received upon a conversion of Series B Preferred Stock).

        The term "non-U.S. holder" means a beneficial owner of a share of Series B Preferred Stock or a share of Common Stock who is neither a U.S. holder nor a partnership. We do not anticipate offering shares of the Common Stock or Series B Preferred Stock to non-U.S. holders in this offering, and thus do not discuss any tax implications that a non-U.S. holder may face with respect to the beneficial ownership of shares of the Common Stock or Series B Preferred Stock. Any non-U.S. holder wishing to participate in the offering should consult its own tax advisors with regard to the U.S. federal income tax treatment of holding Series B Preferred Stock or Common Stock acquired in this offering (or Common Stock received upon a conversion of Series B Preferred Stock).

        We have not sought and will not seek any rulings from the Internal Revenue Service (the "IRS") with respect to any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax characterizations and consequences set forth below.

        This summary of material U.S. federal income tax considerations constitutes neither tax nor legal advice. Prospective investors are urged to consult their own tax advisors in determining the specific tax consequences and risks to them of purchasing, holding, and converting or otherwise disposing of the Series B Preferred Stock or Common Stock (or Common Stock received upon a conversion of Series B Preferred Stock) including the application to their particular situation of the U.S. federal income tax laws and regulations discussed below, as well as the application to them of any U.S. federal estate and gift, U.S. state and local, non-U.S. and other tax laws and of any applicable income tax treaty.

Distributions on Common Stock and Series B Preferred Stock

        Distributions, if any, to a U.S. holder with respect to (i) its Common Stock (whether such Common Stock was purchased as part of this offering or received upon a conversion of Series B Preferred Stock), other than certain pro rata distributions of Common Stock, or (ii) its Series B Preferred Stock, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, as of the end of the taxable year of the distribution.

        To the extent that a U.S. holder receives a distribution with respect to its Common Stock or Series B Preferred Stock that would have constituted a dividend for U.S. federal income tax purposes had it not exceeded our current and accumulated earnings and profits, the distribution will first be treated as a nontaxable return of capital, which will reduce the holder's tax basis in its shares of Common Stock or Series B Preferred Stock and, thereafter, will be treated as a capital gain.

        Dividends on a U.S. holder's Common Stock or Series B Preferred Stock will be taxable to the U.S. holder as ordinary income. Dividends on the Common Stock or Series B Preferred Stock received by individual and other noncorporate U.S. holders in taxable years beginning on or before December 31, 2010 may be subject to U.S. federal income tax at lower rates applicable to long-term capital gains, provided that certain conditions are met, including certain holding period requirements. Dividends paid to corporate U.S. holders may qualify for a dividends received deduction, provided that certain conditions are met, including certain holding period requirements. Prospective investors should consult their own tax advisors concerning the applicability of these rules to their particular circumstances.

Conversion of Series B Preferred Stock into Common Stock

        Upon a conversion of Series B Preferred Stock into Common Stock, a U.S. holder generally will not recognize gain or loss, except that the receipt of any cash in lieu of a fractional share of Common Stock will result in either (i) a U.S. holder recognizing gain or loss measured by the difference between any cash received in lieu of such fractional Common Share and such holder's tax basis in its surrendered Series B Preferred Stock allocable to such fractional Common Share or (ii) a distribution taxable as a dividend, as determined under the rules described in "—Redemption of Series B Preferred Stock Solely for Cash" below. A U.S. holder's adjusted tax basis in its Series B Preferred Stock generally would equal (i) the purchase price of the Series B Preferred Stock, (ii) reduced by any distributions or other payments received with respect to the Series B Preferred Stock that are treated as a nontaxable return of capital, as described in "—Distributions on Common Stock and Series B Preferred Stock" above. Generally, any such gain recognized upon the receipt of cash in lieu of a fractional share of Common Stock upon a conversion of Series B Preferred Stock will be capital gain and will be long-term capital gain if the U.S. holder's holding period for the converted Series B Preferred Stock is more than one year. Long-term capital gains recognized by certain noncorporate U.S. holders, including individuals, generally will be subject to a reduced rate of tax. The deductibility of capital losses is subject to limitations.

        A U.S. holder's tax basis in the Common Stock received upon a conversion of Series B Preferred Stock generally will be the same as the U.S. holder's tax basis in the exchanged Series B Preferred Stock at the time of the conversion, reduced by such holder's tax basis in such Series B Preferred Stock allocable to any fractional share of Common Stock for which cash is received upon conversion, and increased by any cash payment to us representing a distribution with respect to such Series B Preferred Stock where such Series B Preferred Stock is surrendered between a record date and payment date.

The U.S. holder's holding period in the Common Stock received will include the U.S. holder's holding period in the Series B Preferred Stock that was exchanged for such Common Stock.

Conversion Ratio Anti-Dilution Adjustments

        As described under the heading "DESCRIPTION OF CAPITAL STOCK—Preferred Stock—Series B Preferred Stock—Anti-Dilution Adjustments" above, the conversion ratio with respect to a conversion of Series B Preferred Stock into Common Stock may be adjusted. The U.S. federal income tax treatment to a U.S. holder of such a conversion ratio adjustment is unclear.

        If at any time we distribute cash, stock, rights or other property to holders of Common Stock and the conversion price is decreased (i.e., the number of shares of Common Stock received upon a conversion of Series B Preferred Stock is increased), then this decrease may be treated as a deemed taxable distribution to the holders of the Series B Preferred Stock. Such a deemed distribution generally will occur where the conversion price adjustment either (i) is made to compensate holders of Series B Preferred Stock for any cash or other property distributions made to holders of Common Stock or (ii) does not merely have the effect of preventing dilution of the interests of holders of Series B Preferred Stock in our earnings and profits or assets. In this regard, a decrease in the conversion price in accordance with anti-dilution provisions in the event of stock dividends or the distribution of rights to holders of the Common Stock to subscribe for our stock generally should not result in such a deemed distribution. Any deemed distribution resulting from any adjustment to the conversion price would be treated, at the time of the conversion price adjustment, as either taxable dividend, a return of capital or capital gain, as discussed above under the heading "—Distributions on Common Stock and Series B Preferred Stock" above.

        Prospective investors should consult their own tax advisors regarding the tax consequences to them of an adjustment in the conversion ratio.

Redemption of Series B Preferred Stock Solely for Cash

        Any redemption of shares of our Series B Preferred Stock solely for cash, as described under the heading "DESCRIPTION OF CAPITAL STOCK—Preferred Stock—Series B Preferred Stock—Redemption" above, will be a taxable event. A redemption of the Series B Preferred Stock for cash will be treated as a distribution taxable as a dividend to the redeeming U.S. holders to the extent of our current or accumulated earnings and profits unless:

  •
  the redemption is "not essentially equivalent to a dividend," as determined for U.S. federal income tax purposes;

  •
  the redemption results in a "complete termination" of the holder's interest in our stock (both preferred and common), as determined for U.S. federal income tax purposes; or

  •
  the redemption is "substantially disproportionate" with respect to the holder, as determined for U.S. federal income tax purposes.

        In determining whether or not any of the above requirements apply, shares considered to be owned by the U.S. holder of Series B Preferred Stock by reason of certain attribution rules described in the Code, as well as shares actually owned by such holder, must be taken into account. It may be more difficult for a holder that owns any of our Common Stock before or after the redemption, actually or constructively by operation of the attribution rules, to satisfy any of the above tests. If the redemption satisfies any of these three tests, then it will be treated as a sale or exchange transaction that gives rise to capital gain or loss generally equal to the difference between the amount of cash received by the holder of Series B Preferred Stock and such holder's adjusted tax basis in such redeemed Series B Preferred Stock. This capital gain or loss will be long term if the holding period for the Series B Preferred Stock is more than one year.

        If the redemption does not satisfy any of the three tests described above, then the entire amount received (i.e., without any offset for the holder's tax basis in the redeemed Series B Preferred Stock) will be taxable as a distribution, which will generally be treated as either taxable dividend, a return of capital or capital gain, as discussed above under the heading "—Distributions on Common Stock and Series B Preferred Stock" above. If the amount received is treated as a distribution, the U.S. holder's tax basis in the redeemed Series B Preferred Stock will be allocated to such holder's remaining Series B Preferred Stock or Common Stock, if any. If the holder does not retain any direct stock ownership in us, then such basis generally will be transferred to the basis of the shares of a related party that constructively caused the redemption not to result in a "complete termination" of such holder's interest in us. Prospective investors are urged to consult their own tax advisors as to the tax consequences of a redemption of our Series B Preferred Stock.

Sales and Other Taxable Dispositions of Common Stock or Series B Preferred Stock

        Unless a nonrecognition provision applies, gain or loss realized by a U.S. holder on a sale or other taxable disposition of Common Stock or Series B Preferred Stock (other than a conversion of Series B Preferred Stock into Common Stock or a redemption solely for cash, which will be treated as described above in "—Conversion of Series B Preferred Stock into Common Stock" and "—Redemption of Series B Preferred Stock Solely for Cash," respectively) will be recognized as capital gain or loss for U.S. federal income tax purposes and, if the U.S. holder's holding period in the disposed Common Stock or Series B Preferred Stock exceeds one year, long-term capital gain or loss. The amount of the U.S. holder's gain or loss will be equal to the difference between the amount of cash plus the fair market value of any property received by the U.S. holder in exchange for the disposed Common Stock or Series B Preferred Stock and that holder's adjusted tax basis in those shares. A U.S. holder's adjusted tax basis in Common Stock or Series B Preferred Stock generally would equal (i) the purchase price of the Common Stock or Series B Preferred Stock, (ii) decreased by any distributions or other payments received that are treated as a return of capital, as described in "—Distributions on Common Stock and Series B Preferred Stock" above. A U.S. holder's adjusted tax basis in Common Stock received upon a conversion of Series B Preferred Stock would be calculated as described in "—Conversion of Series B Preferred Stock into Common Stock" above.

Information Reporting and Backup Withholding

        Certain nonexempt U.S. holders may be subject to information reporting in respect of any payments made on the Series B Preferred Stock or the Common Stock and the proceeds of any sale or other disposition of the Series B Preferred Stock or the Common Stock. In addition, backup withholding, currently at a rate of 28%, may apply to those payments if the U.S. holder (i) fails to supply a taxpayer identification number and certain other information, certified under penalty of perjury, in the manner required, (ii) fails to certify that the holder is eligible for an exemption to backup withholding or (iii) otherwise fails to comply with applicable backup withholding rules. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability upon furnishing the required information on a timely basis to the IRS.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We are subject to the information requirements of the Exchange Act, which means we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus supplement the information we file with the SEC. This permits us to disclose important information to you by referring to these separately filed documents. The information incorporated by reference is an important part of this prospectus supplement, and the information we file subsequently with the SEC will automatically update the information in this prospectus supplement. This historical and future information that is incorporated by reference in this prospectus supplement is considered to be part of this prospectus supplement and can be obtained at the locations described above under the heading "WHERE YOU CAN FIND ADDITIONAL INFORMATION." The information included elsewhere in this prospectus supplement and the following documents incorporated by reference in this prospectus supplement is considered to be part of this prospectus supplement:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 16, 2010, including the portions of our Definitive Proxy Statement on Schedule 14A filed on April 19, 2010 (as supplemented on April 19, 2010) that are incorporated therein,;

  •
  Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2010, filed with the SEC on May 13, 2010, for the fiscal quarter ended June 30, 2010, filed with the SEC on August 6, 2010; and for the fiscal quarter ended September 30, 2010, filed with the SEC on November 5, 2010;

  •
  Our Current Reports on Form 8-K filed with the SEC on January 26, 2010 (except for the information furnished under Item 2.02 thereof), January 28, 2010, March 1, 2010, April 21, 2010 (except for the information furnished under Item 2.02 thereof), May 21, 2010, June 9, 2010, July 27, 2010 (except for the information furnished under Item 2.02 thereof), August 17, 2010, September 23, 2010, and October 28, 2010 (except for the information furnished under Item 2.02 thereof); and

  •
  Any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act, after the date of this document, excluding any document or portion thereof that has been furnished to and deemed not to be filed with the SEC.

        Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

        We will provide you with a copy of any information that we incorporate by reference into the Registration Statement on Form S-3 or this prospectus, at no cost, by writing or calling us. Requests for such materials should be directed to:

First Busey Corporation
Attention: Corporate Secretary
100 W. University Avenue
Champaign, Illinois 61820
Telephone number: (217) 365-4516

LEGAL MATTERS

        The validity of the Common Stock and Series B Preferred Stock will be passed upon for us by our special counsel in the State of Nevada, Lewis and Roca LLP. We were represented by Barack Ferrazzano Kirschbaum & Nagelberg LLP.

EXPERTS

        The consolidated financial statements of First Busey Corporation and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and the effectiveness of First Busey Corporation's internal control over financial reporting as of December 31, 2009, have been incorporated in this prospectus supplement by reference to First Busey's Annual Report on Form 10-K for the year ended December 31, 2009 in reliance on the report of McGladrey & Pullen LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

$175,000,000

FIRST BUSEY CORPORATION

Common Stock
Preferred Stock
Debt Securities
Warrants
Subscription Rights
Units
Depositary Shares

9,825,000 Shares of Common Stock
offered by the Selling Stockholders

        We may offer and sell, from time to time, in one or more offerings, together or separately, any combination of the securities described in this prospectus. The aggregate initial offering price of the securities that we offer will not exceed $175,000,000. In addition, from time to time, the selling stockholders identified in this prospectus under the heading "Selling Stockholders" may sell up to 9,825,000 shares of our common stock. We will not receive any of the proceeds from the sale of our shares of common stock by any of the selling stockholders.

        We or the selling stockholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. If an offering of securities involves any underwriters, dealers or agents, then the prospectus supplement will name the underwriters, dealers or agents and will provide information regarding any fee, commission or discount arrangements made with those underwriters, dealers or agents.

        This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Before investing, you should carefully read this prospectus and any related prospectus supplement.

        Our common stock is listed on the Nasdaq Global Select Market under the ticker symbol "BUSE." Our principal executive offices are located at 100 W. University Avenue, Champaign, Illinois 61820 and our telephone number is (217) 365-4516.

        Investing in our securities involves risks. You should refer to the risk factors included in the applicable prospectus supplement and certain of our periodic reports and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is June 11, 2010.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, which we refer to as the SEC, using a shelf registration process on Form S-3. Under the shelf registration rules, using this prospectus, together with a prospectus supplement, we may sell from time to time, in one or more offerings, on a continuous or delayed basis, the securities described in this prospectus for an aggregate initial offering price of up to $175,000,000. In addition, from time to time, the stockholders who received shares upon the exchange of the Series A Mandatory Convertible Preferred Stock, as described in this prospectus under the heading "Selling Stockholders," may sell up to 9,825,000 shares of our common stock. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities we are offering under this prospectus. You can read that registration statement at the SEC website at http://www.sec.gov or at the SEC office mentioned under the heading "Where You Can Find Additional Information."

        This prospectus provides you with a general description of the securities we or the selling stockholders may offer. Each time we or the selling stockholders sell any of these securities, we or the selling stockholders, as applicable, will provide one or more prospectus supplements containing specific information about the terms of that offering. The prospectus supplements may also add, update or change information contained in this prospectus. If information in the prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and will supersede the information in this prospectus. You should carefully read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find Additional Information" before you invest.

        You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. Neither we or the selling stockholders have authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

        You should not assume that the information in this prospectus or any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of that document.

        Neither we, the selling stockholders nor anyone acting on either of our behalves is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        In this prospectus, the terms "First Busey," "Company," "we," "us" and "our" refer to First Busey Corporation and its consolidated subsidiaries, collectively, unless the context requires otherwise. References in this prospectus to "Busey Bank" mean Busey Bank, an Illinois state-chartered bank with its main office in Champaign, Illinois. Busey Bank is our wholly-owned banking subsidiary.

FIRST BUSEY CORPORATION

        We are a $3.7 billion financial holding company headquartered in Champaign, Illinois. We conduct a broad range of financial services through our banking and non-banking subsidiaries. Our principal banking subsidiary is Busey Bank, which has locations in Illinois, Florida and Indiana. We conduct the business of banking and related services through Busey Bank, fiduciary and wealth management services through Busey Wealth Management, Inc. and retail payment processing through FirsTech, Inc. On July 31, 2007, we completed a merger of equals transaction with Main Street Trust, Inc. In connection with that merger, in November 2007, we combined Main Street Bank & Trust, Main Street's banking subsidiary, with Busey Bank and we combined Main Street Bank & Trust's trust department with Busey Trust Company, a subsidiary of Busey Wealth Management. As of March 31, 2010, we had total assets of $3.7 billion, total deposits of $3.1 billion and total stockholders' equity of $328.7 million.

        Busey Bank, which was organized in 1868, is an Illinois state-chartered bank with its main office in Champaign, Illinois, and had total assets of $3.7 billion as of March 31, 2010. Busey Bank has 43 locations, including 34 in central and east-central Illinois, eight in southwest Florida and one in Indianapolis, Indiana. On August 28, 2009, we merged our other banking subsidiary, Busey Bank, N.A., a national bank formed in 1999 with its main office in Fort Myers, Florida, that had total assets of $420.1 million as of June 30, 2009, with and into Busey Bank. Following the merger, Busey Bank continued operating the eight Florida locations formerly operated by Busey Bank, N.A.

        Busey Bank offers a full range of banking services, including commercial, agricultural and real estate loans, and retail banking services, including accepting customary types of demand and savings deposits, making individual, consumer, installment, first mortgage and second mortgage loans, offering money transfers, safe deposit services, IRA, Keogh and other fiduciary services, automated banking and automated fund transfers. Busey Bank's principal sources of income are interest and fees on loans and investments and service fees. Its principal expenses are interest paid on deposits and general operating expenses. Busey Bank's primary markets are downstate Illinois, southwest Florida and central Indiana.

        Busey Wealth Management, which is headquartered in Champaign, Illinois, provides asset management, brokerage and fiduciary services to individuals, businesses and foundations. It oversaw approximately $3.5 billion in assets as of March 31, 2010. For individuals, Busey Wealth Management provides financial planning, investment management, retirement planning, brokerage and trust and estate advisory services. For businesses, it provides investment management, business succession planning and employee retirement plan services. For foundations, it provides services such as investment management, investment strategy consulting and fiduciary services.

        FirsTech, which has offices in Decatur, Illinois and Clayton, Missouri, offers the following pay processing solutions: walk-in payments processing for payments delivered by customers to retail pay agents; online bill payment solutions for payments made by customers on a billing company's website; customer service payments for payments accepted over the telephone; direct debit services; electronic concentration of payments delivered by the Automated Clearing House network; money management software and credit card networks; and lockbox remittance processing of payments delivered by mail. FirsTech had 3,500 agent locations in 32 states as of March 31, 2010.

        Our principal executive offices are located at 100 W. University Ave., Champaign, Illinois 61820, and our telephone number is (217) 365-4516.

        We maintain an Internet website at www.busey.com. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus.

        Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus. See "Where You Can Find Additional Information" and "Documents Incorporated by Reference" in this prospectus.

RISK FACTORS

        An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein. Additional risks and uncertainties not known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.

 USE OF PROCEEDS

        Unless the applicable prospectus supplement states otherwise, we will use the net proceeds we receive from the sale of the securities for general corporate purposes, which may include, among other things, investments in or advances to our subsidiaries, working capital, capital expenditures, stock repurchases, debt repayment or the financing of possible acquisitions. The prospectus supplement relating to a particular offering of securities by us will identify the use of proceeds for that offering. Until we use the net proceeds from an offering, we may place the net proceeds in temporary investments or deposit them in a bank.

        We will not receive any proceeds from any sale of common stock by the selling stockholders. We will pay the fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of our counsel and accountants and reasonable and documented fees and expenses of the selling stockholders' counsel. The selling stockholders will pay any underwriting or broker discounts and commissions incurred by the selling stockholders in selling shares of our common stock.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table reflects our ratio of earnings to fixed charges and our ratio of earnings to fixed changes and preferred stock dividends for each of the years in the five-year period ended December 31, 2009, as well as for the three-month period ended March 31, 2010. No shares of our preferred stock were outstanding during the years ended December 31, 2008, 2007, 2006 and 2005, and we did not pay preferred stock dividends during these periods. Consequently, the ratios of earnings to fixed charges and preferred stock dividends for these years are the same as the ratios of earnings to fixed charges.

	For the three months ended March 31, 2010
		For the years ended December 31,
		2009		2008		2007	2006	2005
Ratio of earnings to fixed charges:
Excluding interest on deposits	4.10	—	(1)	—	(5)	3.74	3.94	4.50
Including interest on deposits	1.46	—	(2)	0.45		1.44	1.62	1.88
Ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits	2.78	—	(3)	—	(5)	3.74	3.94	4.50
Including interest on deposits	1.42	—	(4)	0.45		1.44	1.62	1.88

  (1)
  The earnings coverage ratio, excluding interest on deposits, for the year ended December 31, 2009, was inadequate to cover the fixed charges. The coverage deficiency for the period was $388.8 million.

  (2)
  The earnings coverage ratio, including interest on deposits, for the year ended December 31, 2009, was inadequate to cover the fixed charges. The coverage deficiency for the period was $328.7 million.

  (3)
  The earnings coverage ratio, including preferred stock dividends and excluding interest on deposits, for the year ended December 31, 2009, was inadequate to cover the fixed charges. The coverage deficiency for the period was $384.0 million.

  (4)
  The earnings coverage ratio, including preferred stock dividends and including interest on deposits, for the year ended December 31, 2009, was inadequate to cover the fixed charges. The coverage deficiency for the period was $323.9 million.

  (5)
  The earnings coverage ratio, excluding interest on deposits, for the year ended December 31, 2008, was inadequate to cover the fixed charges. The coverage deficiency for the period was $37.6 million.

        For purposes of computing the ratios of earnings to fixed charges:

  •
  earnings represent income from continuing operations before income taxes, plus fixed charges;

  •
  fixed charges, excluding interest on deposits, include interest expense (other than on deposits), the portion of net rental expense deemed to be equivalent to interest on long-term debt, discount amortization and preferred stock dividends; and

  •
  fixed charges, including interest on deposits, include all interest expense, the portion of net rental expense deemed to be equivalent to interest on long-term debt, discount amortization and preferred stock dividends.

DESCRIPTION OF CAPITAL STOCK

General

        We have the authority to issue 200,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. As of March 31, 2010, we had 66,360,892 shares of common stock outstanding. Additionally, as of March 31, 2010, 100,000 shares of preferred stock have been designated Fixed Rate Cumulative Perpetual Preferred Stock, Series T, which we refer to as our Series T Preferred Stock, all of which are issued and outstanding.

        The following description of the material terms of our capital stock and of our articles of incorporation and bylaws is only a summary. You should refer to our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part, for their complete terms.

Common Stock

        General.    Under our articles of incorporation, as amended, we have the authority to issue 200,000,000 shares of our common stock, par value $0.001 per share, of which 66,360,892 shares were outstanding as of March 31, 2010. As of March 31, 2010, there were 1,584,555 shares of our common stock underlying options that have been issued pursuant to our equity incentive plans. Additionally, we have reserved 4,500,000 shares of our common stock for future issuance under our equity incentive and employee stock purchase plans. Additionally, we have reserved 573,833 shares of our common stock underlying the warrants that are currently held by the U.S. Treasury and issued in connection with our participation in the Capital Purchase Program. Our common stock is listed for trading on the NASDAQ Global Select Market under the symbol "BUSE."

        Each share of our common stock has the same relative rights and is identical in all respects to every other share of our common stock. Our shares of common stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any of our securities.

        Voting Rights.    Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

        Liquidation Rights.    Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding, including the holders of shares of our Series T Preferred Stock.

        Dividends Payable on Shares of Common Stock.    In general, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our board of directors may from time to time determine. The ability of our board of directors to declare and pay dividends on our common stock may be affected by both general corporate law considerations and policies of the Board of Governors of the Federal Reserve, which we refer to herein as the Federal Reserve, applicable to bank holding companies. As a Nevada corporation, we are subject to the limitations of Nevada law, which allows us to pay dividends unless, after such dividend, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus any amount that would be needed if we were to be dissolved at the time of the dividend payment. As a bank holding company, our ability to declare and pay dividends is subject to the guidelines of the Federal Reserve regarding capital adequacy and dividends. The Federal Reserve guidelines generally require us to review the effects of the cash payment of dividends on our common stock and other Tier 1 capital instruments (i.e., perpetual preferred stock and trust preferred securities) in light of our earnings, capital adequacy and financial condition. In addition, as a matter of policy, the Federal Reserve has indicated that bank holding companies should not pay dividends on common stock (or make distributions on trust preferred securities) using funds from the Capital Purchase Program. As a general matter, the Federal Reserve indicates that the board of directors of a bank holding company should eliminate, defer or significantly reduce the dividends if: (i) the company's net income available to stockholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) the prospective rate of earnings retention is inconsistent with the company's capital needs and overall current and prospective financial condition; or (iii) the company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. The Federal Reserve also possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies.

        Most of our revenues available for the payment of dividends derive from amounts paid to us by the Bank. There are various statutory limitations that limit the ability of the Bank to pay dividends to us. Busey Bank is a state-charted bank and is subject to the laws and regulations of the Illinois Department of Financial and Professional Regulation and to the regulations of the Federal Deposit Insurance Corporation. If a bank's primary banking regulator determines that the bank is engaged or is about to engage in an unsafe or unsound banking practice, the regulator may require, after notice and hearing, that the bank cease and desist from such practice. Depending on the financial condition of the bank, an unsafe or unsound practice could include the payment of dividends. In particular, the federal banking agencies have indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsafe and unsound banking practice.

        Under the Illinois Banking Act, Busey Bank generally may not pay dividends in excess of its net profits. Furthermore, under the Federal Deposit Insurance Corporation Improvement Act of 1991, a bank may not pay a dividend if the payment would cause it to become undercapitalized or if it is already undercapitalized. The federal agencies also have issued policy statements that provide that bank holding companies and insured banks generally should pay dividends only out of current operating earnings.

        In addition, the dividend rights of holders of our common stock are qualified and subject to the dividend rights of holders of our Series T Preferred Stock described below under the caption "Description of Series T Preferred Stock—Priority of Dividends and Payments Upon Liquidation." In addition, the securities purchase agreement pursuant to which the U.S. Treasury purchased shares of our Series T Preferred Stock contains limitations on the payment of dividends on our common stock from and after March 6, 2009 (including with respect to the payment of cash dividends in excess of

$0.20 per share, which is the amount of the last quarterly cash dividend declared by us prior to October 14, 2008). Prior to the earlier of (i) March 6, 2012 and (ii) the date on which all shares of Series T Preferred Stock have been redeemed in whole or the U.S. Treasury has transferred the Series T Preferred Stock to unaffiliated third parties, we may not declare or pay any dividend or make any distribution on our common stock other than regular quarterly cash dividends not exceeding $0.20 per share and dividends payable solely in common stock, without the consent of the U.S. Treasury.

        Furthermore, as of March 31, 2010, we had outstanding $55.0 million of junior subordinated debentures issued to unconsolidated statutory trusts in connection with the issuance by the trusts of preferred securities. The terms of the junior subordinated debentures and the related trust preferred securities provide that we may defer interest on such instruments for up to 20 consecutive quarters. As of March 31, 2010, we were current on the interest payable pursuant to the junior subordinated debentures and the related trust preferred securities. However, if we elect in the future to defer interest on such instruments, our ability to pay dividends on our common stock also will be subject to the prior payment of all accrued but unpaid interest on the junior subordinated debentures and the related trust preferred securities.

        Anti-Takeover Provisions.    Our articles of incorporation, as amended, and our by-laws may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

        Authorized Shares of Capital Stock.    Authorized but unissued shares of our common stock and preferred stock under our articles of incorporation could (within the limits imposed by applicable law and NASDAQ Marketplace Rules) be issued in one or more transactions that could make a change of control of us more difficult, and therefore more unlikely. The additional authorized shares could be used to discourage persons from attempting to gain control of us by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the board of directors in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the board of directors although perceived to be desirable by some stockholders.

        Limitations on Right to Call Special Meetings; Stockholder Proposal Notice Requirements.    Under our by-laws, a special meeting of our stockholders may be called only by: (i) the Chairman of our board of directors, our Chief Executive Officer or our President after receiving the written request of a majority of our board of directors; or (ii) by stockholders owning more than 50% of the total voting power of the outstanding stock entitled to vote generally in the election of our directors. Additionally, our by-laws require that stockholder proposals meet certain advanced notice and minimum informational requirements. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities.

        State Anti-Takeover Laws.    Although under our articles of incorporation we have opted not to be governed by Nevada's anti-takeover law known as the "Combination with Interested Stockholders Statute," we may become subject to this provision in the future. In addition, the Nevada General Corporation Law contains a "Control Share Acquisition Statute," which does not currently apply to us.

        The Combination with Interested Stockholders Statute prevents "interested stockholders" and an applicable Nevada corporation from entering into a "combination" unless certain conditions are met. A combination means any merger or consolidation with an "interested stockholder," or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an "interested stockholder" having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation; (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or (c) representing 10% or more of the earning power or net income of the corporation. An "interested stockholder" means the beneficial owner of 10% or more of the voting shares of a corporation, or an affiliate or associate thereof. A corporation may not engage in a "combination" within three years after the interested stockholder acquires his shares unless the combination or purchase is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or outside three years after the interested stockholder acquires his shares if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher; (b) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or (c) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

        The Control Share Acquisition Statute prohibits an acquiror, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation's stockholders. The Control Share Acquisition Statute specifies three thresholds: one-fifth or more but less than one-third, one-third or more but less than a majority and a majority or more, of the voting power of the corporation in the election of directors. Once an acquiror crosses one of the above thresholds, those shares acquired in such offer or acquisition and those shares acquired within the preceding ninety days become "Control Shares" and such Control Shares are deprived of the right to vote until disinterested stockholders restore the right. The Control Shares Acquisition Statute also provides that in the event Control Shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the Control Shares are entitled to demand payment for the fair value of their shares. The board of directors is to notify the stockholders after such an event has occurred that they have the right to receive the fair value of their shares in accordance with statutory procedures established generally for dissenters' rights. The Control Share Acquisition Statute currently does not apply to us because we do not have 100 or more stockholders of record who are residents of the State of Nevada.

Preferred Stock

        General.    We may issue up to 1,000,000 shares of preferred stock, $0.001 par value per share, from time to time in one or more series. Our board of directors, without further approval of the stockholders, has the authority to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock.

        A prospectus supplement and any other offering materials relating to any series of preferred stock issued under the registration statement of which this prospectus is a part will specify the terms of the series, including:

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  the maximum number of shares in the series and the designation of the series;

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  the terms on which dividends, if any, will be paid;

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  the terms on which the shares may be redeemed, if at all;

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  the liquidation preference, if any;

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  the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

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  the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of common or preferred stock;

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  the voting rights, if any, of the shares of the series; and

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  any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

        The description of preferred stock above and the description of the terms of a particular series of preferred stock contained in a prospectus supplement and other offering materials, if any, are not complete. You should refer to the certificate of designations with respect to a series of preferred stock for complete information concerning the terms of that series. A copy of the certificate of designations for each series of preferred stock will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a filing incorporated by reference in the registration statement.

        Series T Preferred Stock.    On March 6, 2009, pursuant to the Capital Purchase Program, we issued to the U.S. Treasury 100,000 shares of Series T Preferred Stock having a liquidation amount per share equal to $1,000 for a total price of $100 million. The Series T Preferred Stock has preferential dividend and liquidation rights over our common stock. The Series T Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. The Series T Preferred Stock is non-voting, except in limited circumstances. Prior to March 6, 2012, unless we have redeemed all of the Series T Preferred Stock or the U.S. Treasury has transferred all of the Series T Preferred Stock to third parties, the consent of the U.S. Treasury will be required for us to, among other things, repurchase or otherwise acquire any of our shares of common stock or trust preferred securities, subject to certain limited exceptions. In addition, so long as any shares of our Series T Preferred Stock are outstanding, we may not repurchase or otherwise acquire any of our outstanding common stock unless we are current in our dividend payments on our outstanding Series T Preferred Stock. The terms of the Series T Preferred Stock provide that we may not redeem the Series T Preferred Stock without regulatory approval. The U.S. Treasury has indicated that we are permitted to redeem the shares of Series T Preferred Stock at any time, without penalty or the need to raise additional capital, subject to the U.S. Treasury's consultation with the Federal Reserve Board.

        Dividends Payable on Shares of Series T Preferred Stock.    Holders of shares of Series T Preferred Stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series T Preferred Stock with respect to each dividend period up to, but excluding, March 7, 2014. From and after March 7, 2014, holders of shares of Series T Preferred Stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series T Preferred Stock with respect to each dividend period thereafter.

        Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, starting with May 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series T Preferred Stock are payable to holders of record of shares of Series T Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

        If we determine not to pay any dividend or a full dividend with respect to the Series T Preferred Stock, we must provide written notice to the holders of shares of Series T Preferred Stock prior to the applicable dividend payment date. Unpaid dividends on the Series T Preferred Stock will compound. We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. See Item 1 of our annual report on Form 10-K for the year ended December 31, 2009 under the captions "Supervision, Regulation and Other Factors—First Busey—Dividend Payments" and "—the Bank—Dividend Payments" for statutory and regulatory restrictions on our ability to pay dividends.

        Priority of Dividends and Payments Upon Liquidation.    With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series T Preferred Stock will rank:

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  senior to our common stock and all other equity securities designated as ranking junior to the Series T Preferred Stock; and

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  at least equally with all other equity securities designated as ranking on a parity with the Series T Preferred Stock, or parity stock, with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up.

        So long as any shares of Series T Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, we may not pay or declare any dividends on our common stock or other junior stock, other than a dividend payable solely in common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series T Preferred Stock for all prior dividend periods, other than:

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  purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

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  purchases or other acquisitions by any of our broker-dealer subsidiaries, of which we currently have none, solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

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  purchases or other acquisitions by any of our broker-dealer subsidiaries, of which we currently have none, for resale pursuant to an offering by us of our stock that is underwritten by the related broker-dealer subsidiary;

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  any dividends or distributions of rights or junior stock in connection with any stockholders' rights plan or any redemption or repurchases of rights pursuant to any stockholders' rights plan;

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  acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not us or a subsidiary of us, including as trustee or custodian; and

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  the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock, but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before March 6, 2009 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

        On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series T Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series T Preferred Stock), with respect to the Series T Preferred Stock and any other parity stock must be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

        Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series T Preferred Stock from time to time out of any funds legally available for such payment, and the Series T Preferred Stock will not be entitled to participate in any such dividend.

        Redemption.    As permitted under the provisions of the American Recovery and Reinvestment Act of 2009, which we refer to herein as ARRA, as implemented by guidance issued by the U.S. Treasury, prior to March 6, 2012, we may redeem the Series T Preferred Stock at any time, from any source of funds and without being subject to any waiting period; provided, that any such redemption may only come after consultation with the U.S. Treasury and Federal Reserve and must consist of at least 25% of the issue price of the Series T Preferred Stock, which for us represents $25,000,000. In considering any redemption request, the U.S. Treasury and Federal Reserve have stated that they will use the existing supervisory procedures for approving redemption requests for capital instruments, which generally will take into account the contribution of the U.S. Treasury's investment amount to our overall soundness, capital adequacy and ability to lend. In any redemption, the redemption price will be an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption. After March 6, 2012, the Series T Preferred Stock may be redeemed at any time, subject to the approval of the Federal Reserve, in whole or in part, subject to notice as described below.

        The Series T Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series T Preferred Stock have no right to require the redemption or repurchase of the Series T Preferred Stock.

        If we seek to redeem fewer than all of the outstanding shares of Series T Preferred Stock, we will select the shares we will redeem either pro rata from the holders of record of shares of Series T Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable. We will mail notice of any redemption of Series T Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series T Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series T Preferred Stock designated for redemption will not affect the redemption of any other Series T Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place of redemption and the number of shares of Series T Preferred Stock we will redeem (and, if less than all shares of Series T Preferred Stock held by the applicable holder, the number of shares we will redeem from the holder).

        Shares of Series T Preferred Stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of our preferred stock.

        Liquidation Rights.    If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series T Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment.

        Holders of the Series T Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series T Preferred Stock.

        If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series T Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series T Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series T Preferred Stock has been paid in full to all holders of Series T Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series T Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

        For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

        Voting Rights.    Except as indicated below or otherwise required by law, the holders of Series T Preferred Stock will not have any voting rights.

        If the dividends on the Series T Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive) the authorized number of directors then constituting our board of directors will be increased by two. Holders of Series T Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Global Select Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

        Upon the termination of the right of the holders of Series T Preferred Stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office will terminate immediately and the number of authorized directors of the Company will be reduced by the number of preferred stock directors that the holders of Series T Preferred Stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series T Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares Series T Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

        So long as any shares of Series T Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our articles of incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series T Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

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  any amendment or alteration of our articles of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series T Preferred Stock with respect to payment of dividends and/or distribution of assets upon our liquidation, dissolution or winding up;

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  any amendment, alteration or repeal of any provision of the certificate of designations for the Series T Preferred Stock so as to adversely affect the rights, preferences, privileges or voting powers of the Series T Preferred Stock; or

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  any consummation of a binding share exchange or reclassification involving the Series T Preferred Stock or of a merger or consolidation of us with another entity, unless the shares of Series T Preferred Stock remain outstanding following any such transaction or, if we are not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series T Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series T Preferred Stock, taken as a whole.

        To the extent of the voting rights of the Series T Preferred Stock, each holder of Series T Preferred Stock will have one vote for each $1,000 of liquidation preference to which such holder's shares of Series T Preferred Stock are entitled.

        The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series T Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series T Preferred Stock to effect the redemption.

DESCRIPTION OF DEBT SECURITIES

General

        The debt securities will be:

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  our direct unsecured general obligations;

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  either senior debt securities, subordinated debt securities or junior subordinated debt securities; and

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  issued under separate indentures among us and a trustee which will be named in a prospectus supplement and a supplemental indenture.

        We may issue debt securities in one or more series.

        If we offer senior debt securities, we will issue them under a senior indenture. If we issue subordinated debt securities or junior subordinated debentures, we will issue them under a subordinated indenture. A form of each indenture will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a filing incorporated by reference in the registration statement. We have not restated the contemplated terms of either indenture in its entirety in this description. Investors in any debt securities we may issue should read the relevant indenture because it, and not this description, will control their rights as holders of the debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

        Because we are a holding company, our right and, accordingly, the right of our creditors and stockholders, including the holders of the securities offered by this prospectus and any prospectus supplement, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or similar proceeding is subject to the prior claims of creditors of that subsidiary, except to the extent that our claims as a creditor of the subsidiary may be recognized.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

        A prospectus supplement relating to any series of debt securities being offered will describe the specific terms of the debt securities being offered. These terms will include some or all of the following, as applicable:

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  the issuer of the debt securities;

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  the co-issuers of the debt securities, if any;

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  the guarantors of the debt securities, if any;

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  whether the debt securities are senior or subordinated debt securities and, if subordinated debt securities, whether or not they are junior to any other subordinated debt securities;

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  the title of the debt securities;

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  the total principal amount of the debt securities;

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  the process to authenticate and deliver the debt securities and the application of the proceeds thereof;

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  the assets, if any, that are pledged as security for the payment of the debt securities;

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  the terms of any release, or the release and substitution of, any assets pledged as security for the payment of the debt securities;

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  whether we will issue the debt securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depository on behalf of holders;

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  the prices at which we will issue the debt securities;

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  the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

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  the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

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  the dates on which the principal of the debt securities will be payable;

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  the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

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  any conversion or exchange provisions;

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  any optional redemption provisions;

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  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

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  whether the debt securities will be convertible into shares of common stock, shares of preferred stock or depositary shares and, if so, the terms and conditions of any such conversion, and, if convertible into shares of preferred stock or depositary shares, the terms of such preferred stock or depositary shares

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  any changes to or additional events of default or covenants; and

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  any other terms of the debt securities.

        We may offer and sell debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The relevant prospectus supplement will describe certain U.S. federal income tax and any other considerations applicable to those securities. In addition, the prospectus supplement may describe certain U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Guarantees

        If specified in the prospectus supplement relating to a series of debt securities, subsidiaries of ours that are specified in the prospectus supplement may unconditionally guarantee to each holder and the trustee, on a joint and several basis (but subject, with respect to the Bank, to obtaining any required regulatory approvals), the full and prompt payment of principal of, premium, if any, and interest on the debt securities of that series when and as the same become due and payable, whether at maturity, upon redemption or repurchase, by declaration of acceleration or otherwise. If a series of debt securities is guaranteed, such series may be guaranteed by all subsidiaries other than subsidiaries without material assets. The prospectus supplement will describe any limitation on the maximum amount of any particular guarantee and the conditions under which guarantees may be released.

        The guarantees will be general obligations of the guarantors. Guarantees of subordinated debt securities will be subordinated to the senior indebtedness of the guarantors on the same basis as the subordinated debt securities are subordinated to the senior indebtedness of the issuer. "Senior indebtedness" will be defined in a supplemental indenture or authorizing resolutions respecting any issuance of a series of subordinated debt securities, and the definition will be set forth in the prospectus supplement.

Consolidation, Merger or Asset Sale

        Each indenture will, in general, allow us to consolidate or merge with or into another domestic entity. It will also allow us to sell, lease, transfer or otherwise dispose of all or substantially all of our assets to another domestic entity. If this happens, the remaining or acquiring entity must assume all of our responsibilities and liabilities under the indenture including the payment of all amounts due on the debt securities and performance of applicable indenture covenants.

        However, each indenture will impose requirements with respect to any consolidation or merger with or into an entity, or any sale, lease, transfer or other disposition of all or substantially all of our assets, including:

  •
  the remaining or acquiring entity must be organized under the laws of the United States, any state or the District of Columbia;

  •
  the remaining or acquiring entity must assume our obligations under the indenture; and

  •
  immediately after giving effect to the transaction, no event of default may exist.

        The remaining or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture, and we will be relieved from any further obligations under the indenture.

No Protection in the Event of a Change of Control

        Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of us or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of us.

Modification of Indentures

        We may supplement or amend an indenture if the holders of a majority in aggregate principal amount of the outstanding debt securities of all series issued under the indenture affected by the supplement or amendment consent to it. Further, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive past defaults under the indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be supplemented or amended without the consent of each holder affected. Without the consent of each outstanding debt security affected, no modification of an indenture or waiver may:

  •
  reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the principal of or change the fixed maturity of any debt security;

  •
  reduce or waive the premium payable upon redemption or alter or waive the provisions with respect to the redemption of the debt securities (except as may be permitted in the case of a particular series of debt securities);

  •
  reduce the rate of or change the time for payment of interest on any debt security;

  •
  waive an event of default in the payment of principal of or premium, if any, or interest on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the debt securities and a waiver of the payment default that resulted from such acceleration);

  •
  except as otherwise permitted under the indenture, release any lien or encumbrance that may have been granted with respect to the debt securities;

  •
  make any debt security payable in currency other than that stated in the debt securities;

  •
  in the case of any subordinated debt security, make any change in the subordination provisions that adversely affects the rights of any holder under those provisions;

  •
  make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of debt securities to receive payments of principal of or premium, if any, or interest on the debt securities;

  •
  waive a redemption payment with respect to any debt security (except as may be permitted in the case of a particular series of debt securities);

  •
  except as otherwise permitted in the indenture, release any guarantor from its obligations under its guarantee or the indenture or change any guarantee in any manner that would adversely affect the rights of holders; or

  •
  make any change in the preceding amendment, supplement and waiver provisions (except to increase any percentage set forth therein).

        We may supplement or amend an indenture without the consent of any holders of the debt securities in certain circumstances, including:

  •
  to establish the form of terms of any series of debt securities;

  •
  to cure any ambiguity, defect or inconsistency;

  •
  to provide for uncertificated notes in addition to or in place of certified notes;

  •
  to provide for the assumption of our or a guarantor's obligations to holders of debt securities in the case of a merger or consolidation or disposition of all or substantially all of our or a guarantor's assets;

  •
  in the case of any subordinated debt security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of senior indebtedness of us, any co-issuer or guarantor, as applicable;

  •
  to add or release co-issuers pursuant to the terms of the indenture;

  •
  to add or release guarantors pursuant to the terms of the indenture;

  •
  to make any changes that would provide any additional rights or benefits to the holders of debt securities or that do not, taken as a whole, materially adversely affect the rights under the indenture of any holder of debt securities;

  •
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

  •
  to evidence or provide for the acceptance of appointment under the indenture of a successor trustee;

  •
  to add any additional events of default; or

  •
  to secure the debt securities and/or the guarantees.

Events of Default and Remedies

        Unless otherwise indicated in the prospectus supplement, an "event of default," when used in an indenture, will mean any of the following with respect to the debt securities of any series:

  •
  failure to pay when due the principal of or any premium on any debt security of that series;

  •
  failure to pay, within 90 days of the due date, interest on any debt security of that series;

  •
  failure to pay when due any sinking fund payment with respect to any debt securities of that series;

  •
  failure to comply with the requirements described under "—Consolidation, Merger or Asset Sale";

  •
  failure to perform any other covenant in the indenture and such non-performance continues for the time period set forth in the indenture;

  •
  certain events of bankruptcy, insolvency or reorganization; or

  •
  any other event of default provided under the terms of the debt securities of that series.

        An event of default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium, if any, or interest) if it considers such withholding of notice to be in the best interests of the holders.

        Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable security or indemnity. If they provide this reasonable security or indemnification, the holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for that series of debt securities.

No Limit on Amount of Debt Securities

        The indenture will not limit the amount of debt securities that we may issue, unless we indicate otherwise in a prospectus supplement. The indenture will allow us to issue debt securities of any series up to the aggregate principal amount that we authorize.

Registration of Notes

        We will issue debt securities of a series only in registered form, without coupons, unless otherwise indicated in the prospectus supplement.

Minimum Denominations

        Unless the prospectus supplement states otherwise, the debt securities will be issued only in principal amounts in integral multiples of $1,000.

No Personal Liability

        None of the past, present or future incorporators, directors, officers, employees, stockholders, managers, members or trustees of us, any co-issuer or any guarantor will have any liability for the obligations of our company, any co-issuer or any guarantors under the indenture or the debt securities or for any claim based on such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. The waiver may not be effective with respect to claims arising under federal securities laws, however, and it is the view of the SEC that such a waiver is against public policy.

Payment and Transfer

        The trustee initially will act as paying agent and registrar under each indenture. The issuers may change the paying agent or registrar without prior notice to the holders of debt securities, and the issuers or any of their subsidiaries may act as paying agent or registrar.

        If a holder of debt securities has given wire transfer instructions to the issuers, the issuers will make all payments on the debt securities in accordance with those instructions. All other payments on the debt securities will be made at the corporate trust office of the trustee, unless we elect to make interest payments by check mailed to the holders at their addresses set forth in the debt security register.

        The trustee and any paying agent will repay to us upon request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment as general creditors.

Exchange, Registration and Transfer

        Debt securities of any series may be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for exchange or registration of transfer at the office of the registrar. The registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service fee for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

        Unless the prospectus supplement and the indenture state otherwise, we will not be required:

  •
  to issue, register the transfer of, or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or repurchase, or between a record date and the next succeeding interest payment date; or

  •
  to register the transfer of or exchange any debt security called for redemption or repurchase, except the unredeemed portion of any debt security we are redeeming or repurchasing in part.

Provisions Relating only to Senior Debt Securities

        Senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. Any senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement with respect to the issuance of any senior debt securities.

Provisions Relating only to the Subordinated Debt Securities

        Subordination.    The subordinated debt securities will be subordinate to all of our existing and future senior debt. "Senior debt" includes senior debt securities and means:

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  any of our indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes or other written instruments;

  •
  our obligations under letters of credit;

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  any of our indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates; and

  •
  any guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business) or other similar contingent obligations in respect of obligations of others of a type described above, whether or not such obligation is classified as a liability on a balance sheet prepared in accordance with generally accepted accounting principles, in each case whether outstanding on the date of execution of the subordinated indenture or thereafter incurred, other than obligations expressly on a parity with or junior to the subordinated debt securities.

        Our junior subordinated debt securities will rank junior to the subordinated debt securities.

        If certain events in bankruptcy, insolvency or reorganization occur, we will first pay all senior debt, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the subordinated debt securities. In such an event, we will pay or deliver directly to the holders of senior debt any payment or distribution otherwise payable or deliverable to holders of the subordinated debt securities. We will make the payments to the holders of senior debt according to priorities existing among those holders until we have paid all senior debt, including accrued interest, in full.

        If such events in bankruptcy, insolvency or reorganization occur, after we have paid in full all amounts owed on senior debt, the holders of subordinated debt securities, together with the holders of any of our other obligations ranking equal with those subordinated debt securities, will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the subordinated debt securities and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to those subordinated debt securities.

        If we violate the subordinated indenture by making a payment or distribution to holders of the subordinated debt securities before we have paid all of the senior debt in full, then such holders of the subordinated debt securities will be deemed to have received the payments or distributions in trust for the benefit of, and will have to pay or transfer the payments or distributions to, the holders of the senior debt outstanding at the time. The payment or transfer to the holders of the senior debt will be made according to the priorities existing among those holders.

        Because of the subordination, if we become insolvent, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities having a claim pursuant to those securities may receive less, ratably, than our other creditors.

        No Limitation on Amount of Senior Debt.    The subordinated indenture will not limit the amount of senior debt that we, any co-issuer or any guarantor may incur, unless otherwise indicated in the prospectus supplement.

Book Entry, Delivery and Form

        The debt securities of a particular series may be issued in whole or in part in the form of one or more global certificates that will be deposited with the trustee as custodian for The Depository Trust Company, New York, New York, or DTC. This means that we would not issue certificates to each holder. Instead, one or more global debt securities would be issued to DTC, which would keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant would then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated debt security, a global debt security may not be transferred, except that DTC, its nominees and their successors may transfer a global debt security as a whole to one another.

        Beneficial interests in global debt securities will be shown on, and transfers of global debt securities will be made only through, records maintained by DTC and its participants.

        DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants, which are referred to as direct participants, deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        DTC's book entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

        We will wire all payments on global debt securities to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global debt securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global debt securities to owners of beneficial interests in the global debt securities.

        It is DTC's current practice, upon receipt of any payment on global debt securities, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global debt securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global debt securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

        Debt securities represented by a global debt security will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and, in either event, a successor depositary is not appointed by us within 90 days; or

  •
  we determine not to require all of the debt securities of a series to be represented by a global debt security.

Satisfaction and Discharge; Defeasance

        Each indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

  •
  either:

  •
  all outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the trustee for cancellation; or

  •
  all outstanding debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee and in any case we have irrevocably deposited or caused to be irrevocably deposited with the trustee as trust funds cash in U.S. dollars, non-callable U.S. government obligations or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness of such debt securities not delivered to the trustee for cancellation, with respect to principal, premium, if any, and accrued interest to the date of such deposit (in the case of debt securities that have been due and payable) or the stated maturity or redemption date;

  •
  we have paid or caused to be paid all other sums payable by us under the indenture; and

  •
  we have delivered an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

        The debt securities of a particular series will be subject to legal or covenant defeasance to the extent, and upon the terms and conditions, set forth in the prospectus supplement.

Governing Law

        Unless the prospectus supplement and the indenture state otherwise, each indenture and all of the debt securities will be governed by the laws of the State of New York.

The Trustee

        We will enter into the indenture with a trustee that is qualified to act under the Trust Indenture Act of 1939, as amended, and with any other trustees chosen by us and appointed in a supplemental indenture for a particular series of debt securities.

        Resignation or Removal of Trustee.    If the trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the applicable indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions of such indenture.

        The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

        Limitations on Trustee if It Is Our Creditor.    Each indenture will contain limitations on the right of the trustee, if it becomes a creditor of an issuer or a guarantor, to obtain payment of claims, or to realize on property it may receive in respect of any such claim as security or otherwise.

        Annual Trustee Report to Holders of Debt Securities.    The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee's eligibility to serve as such, the priority of the trustee's claims regarding advances made by it, and any action taken by the trustee materially affecting the debt securities.

        Certificates and Opinions to Be Furnished to Trustee.    Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee must be accompanied by a certificate from one or more of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

DESCRIPTION OF WARRANTS

        The following describes some of the general terms and provisions of warrants we may issue. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and other offering materials, if any, and may be attached to or separate from those securities. Warrants may be issued under warrant agreements to be entered into between us and a warrant agent or may be represented by individual warrant certificates, all as specified in the applicable prospectus supplement and other offering materials, if any. The warrant agent, if any, for any series of warrants will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        A prospectus supplement and any other offering materials relating to any warrants we may issue will specify the terms of the warrants, including:

  •
  the title and aggregate number of the warrants;

  •
  the price or prices at which the warrants will be issued;

  •
  the title, amount and terms of the securities purchasable upon exercise of the warrants;

  •
  the title, amount and terms of the securities offered with the warrants and the number of warrants issued with each such security;

  •
  the date, if any, on and after which the warrants and the related securities will be separately transferable;

  •
  the price at which the related securities may be purchased upon exercise of the warrants;

  •
  the exercise period for the warrants;

  •
  the minimum or maximum number of warrants which may be exercised at any one time;

  •
  any applicable anti-dilution, redemption or call provisions;

  •
  any applicable book-entry provisions; and

  •
  any other terms of the warrants.

        In connection with the sale of Series T Preferred Stock to the U.S. Treasury described in "Description of Capital Stock—Series T Preferred Stock," we also issued to the U.S. Treasury a warrant to purchase shares of our common stock, which we refer to herein as the Treasury Warrant. As of March 31, 2010, the Treasury Warrant provides the U.S. Treasury to purchase up to 573,833 shares of our common stock. The Treasury Warrant has a 10-year term and is currently exercisable, with an exercise price, subject to anti-dilution adjustments, equal to $13.07 per share. The Treasury Warrant, and all rights under such warrant, are freely transferable by the U.S. Treasury. The U.S. Treasury has agreed not to exercise voting power with respect to any common shares issued upon exercise of the Treasury Warrant.

        Under the provisions of ARRA, as implemented by guidance issued by the U.S. Treasury, if we redeem 100% of the Series T Preferred Stock prior to March 6, 2012, we may repurchase the Treasury Warrant from the U.S. Treasury for its appraised fair market value, which will be determined pursuant to a procedure established by the U.S. Treasury. If we do no repurchase the Treasury Warrant for its appraised fair market value, the U.S. Treasury will retain the Treasury Warrant and may liquidate the Treasury Warrant, including by selling to third-party investors in an auction process.

DESCRIPTION OF SUBSCRIPTION RIGHTS

        This section describes the general terms of the subscription rights to purchase common stock or other securities that we may offer to stockholders using this prospectus. The following description is only a summary and does not purport to be complete. You must look at the applicable forms of subscription agent agreement and subscription certificate for a full understanding of all terms of any series of subscription rights. The forms of the subscription agent agreement and the subscription certificate will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a filing incorporated by reference in the registration statement. See "Where You Can Find Additional Information" for information on how to obtain copies.

        Subscription rights may be issued independently or together with any other security and may or may not be transferable. As part of any subscription rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such subscription rights offering. If we issue subscription rights, they will be governed by a separate subscription agent agreement that we will sign with a bank or trust company, as rights agent, that will be named in the applicable prospectus supplement. The rights agent will act solely as our agent and will not assume any obligation to any holders of subscription rights certificates or beneficial owners of subscription rights.

        The prospectus supplement relating to any subscription rights we offer will describe the specific terms of the offering and the subscription rights, including the record date for stockholders entitled to the subscription rights distribution, the number of subscription rights issued and the number of shares of common stock that may be purchased upon exercise of the subscription rights, the exercise price of the subscription rights, the date on which the subscription rights will become effective and the date on which the subscription rights will expire, and any applicable U.S. federal income tax considerations.

        In general, a subscription right entitles the holder to purchase for cash a specific number of shares of common stock or other securities at a specified exercise price. The rights are normally issued to stockholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we determine to issue subscription rights, we will accompany this prospectus with a prospectus supplement that will describe, among other things:

  •
  the record date for stockholders entitled to receive the subscription rights;

  •
  the number of shares of common stock or other securities that may be purchased upon exercise of each subscription right;

  •
  the exercise price of the subscription rights;

  •
  whether the subscription rights are transferable;

  •
  the period during which the subscription rights may be exercised and when they will expire;

  •
  the steps required to exercise the subscription rights;

  •
  whether the subscription rights include "oversubscription rights" so that the holder may purchase more securities if other holders do not purchase their full allotments; and

  •
  whether we intend to sell the shares of common stock or other securities that are not purchased in the subscription rights offering to an underwriter or other purchaser under a contractual "standby" commitment or other arrangement.

        If fewer than all of the subscription rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

        After the close of business on the expiration date, all unexercised subscription rights will become void.

DESCRIPTION OF UNITS

        As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock, shares of preferred stock or warrants or any combination of such securities, including guarantees of any securities.

        A prospectus supplement and any other offering materials relating to any units issued under the registration statement of which this prospectus is a part will specify the terms of the units, including:

  •
  the terms of the units and of any of the debt securities, common stock, preferred stock, warrants and guarantees comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

  •
  a description of the terms of any unit agreement governing the units; and

  •
  a description of the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF DEPOSITARY SHARES

        This section outlines some of the provisions of the deposit agreement to govern any depositary shares, the depositary shares themselves and the depositary receipts. This information may not be complete in all respects and is qualified entirely by reference to the relevant deposit agreement and depositary receipt with respect to the depositary shares relating to any particular series of preferred stock. A copy of the deposit agreement and form of depositary receipt relating to any depositary shares we issue will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a filing incorporated by reference in the registration statement. The specific terms of any depositary shares we may offer will be described in the applicable prospectus supplement. If so described in the applicable prospectus supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.

General

        We may offer fractional interests in shares of our preferred stock, rather than full shares of preferred stock. If we do, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.

        The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of such amount as may be set forth in the applicable prospectus supplement, which we refer to in this section as the depositary. We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

        The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement.

        Unless we specify otherwise in the applicable prospectus supplement, you will not be entitled to receive the whole shares of preferred stock underlying the depositary shares.

Specific Terms of Depositary Shares

        Dividends.    The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock underlying the depositary shares to each record holder of depositary shares based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

        If there is a distribution other than in cash, the depositary will distribute property to the entitled record holders of depositary shares, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and distribution of the net proceeds from this sale to the concerned holders.

        The deposit agreement will also contain provisions relating to how any subscription or similar rights offered by us to holders of the preferred stock will be made available to the holders of depositary shares.

        Conversion or Exchange Rights.    If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

        Redemption.    If the series of the preferred stock underlying the depositary shares is subject to redemption, all or a part of the depositary shares will be redeemed from the redemption proceeds of that series of the preferred stock held by the depositary. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

        After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon the redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

        Voting Rights.    When the depositary receives notice of any meeting at which the holders of the preferred stock may vote, the depositary will mail information about the meeting contained in the notice, and any accompanying proxy materials, to the record holders of the depositary shares relating to the preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to how the preferred stock underlying the holder's depositary shares should be voted.

        Taxation.    Owners of depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred stock represented by the depositary shares. If necessary, the applicable prospectus supplement will provide a description of U.S. federal income tax consequences relating to the purchase and ownership of the depositary shares and the preferred stock represented by the depositary shares.

        Amendment and Termination of the Deposit Agreement.    The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. However, certain amendments as specified in the applicable prospectus supplement will not be effective unless approved by the record holders of at least a majority of the depositary shares then-outstanding. A deposit agreement may be terminated by us or the depositary only if:

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  all outstanding depositary shares relating to the deposit agreement have been redeemed; or

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  there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up of our business and the distribution has been distributed to the holders of the related depositary shares.

        Charges of Depositary.    We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

        Resignation and Removal of Depositary.    The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect when a successor depositary is appointed and it accepts the appointment.

 SELLING STOCKHOLDERS

        We are registering for resale pursuant to this prospectus 9,825,000 shares of our common stock held by the selling stockholders identified below. Such shares were acquired by the selling stockholders upon conversion of shares of our Series A Mandatory Convertible Cumulative Preferred Stock, $0.001 par value per share (the "Series A Convertible Preferred Stock"), in the private placement transaction described below.

        On September 21, 2009, we entered into a stock purchase agreement with all the members of our board of directors, various executive officers and a small group of existing stockholders, each of whom qualified as an accredited investor. The stock purchase agreement provided for the investors' purchase of a new series of our mandatory convertible preferred stock offered in a private placement (the "Private Offering"). In the Private Offering, we raised a total of $39.3 million of capital. The investors in the Private Offering purchased, in the aggregate, 393 shares of Series A Mandatory Convertible Cumulative Preferred Stock, at a purchase price and liquidation preference of $100,000 per share. The Private Offering was conducted as a private placement transaction exempt from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

        The stock purchase agreement was entered into in conjunction with the commencement of a separate public offering of up to 18,000,000 shares of our common stock (the "Public Offering"), plus an additional 2,700,000 shares that could be purchased by the underwriters pursuant to an option that we granted to them. Pursuant to the stock purchase agreement, the closing of the investors' purchase of the shares of Series A Convertible Preferred Stock was, among other things, subject to the closing of the Public Offering.

        The stock purchase agreement and the terms of the Series A Convertible Preferred Stock provided that each share of Series A Convertible Preferred Stock would be automatically converted into shares of our common stock at the price at which we sold shares of our common stock in the Public Offering upon receipt of stockholder approval of an amendment to our articles of incorporation to increase the number of authorized shares of our common stock from 60 million to 100 million and stockholder approval to issue shares of our common stock to our directors and executive officers upon conversion of the Series A Convertible Preferred Stock, as required by Nasdaq's listing rules.

        On September 30, 2009, we closed the Public Offering, pursuant to which we sold 20,700,000 shares of our common stock at $4.00 per share, for aggregate gross proceeds of $82.8 million. On October 29, 2009, we closed the Private Offering, pursuant to which we sold 393 shares of Series A Convertible Preferred Stock. On December 2, 2009, we held a special meeting of our stockholders at which they approved an amendment to our articles of incorporation to increase the number of authorized shares of our common stock from 60 million to 100 million (which has subsequently been increased to 200 million shares) and approved the issuance of 9,825,000 shares of our common stock upon conversion of the 393 shares of Series A Convertible Preferred Stock that were issued in the Private Offering. The 9,825,000 shares of our common stock issued upon conversion of the 393 shares of Series A Convertible Preferred Stock reflected a $4.00 per share conversion price ($100,000, divided by $4.00, multiplied by 393 shares), which was equal to the price at which shares of our common stock were sold in the Public Offering. As a result of the stockholder vote, on December 3, 2009, we issued 9,825,000 shares of our common stock to the investors in the Private Offering in exchange for all 393 shares of Series A Convertible Preferred Stock held by them.

        Pursuant to the stock purchase agreement and a related registration rights agreement, we granted to the investors in the Private Offering registration rights with respect to the shares of our common stock issuable upon conversion of the Series A Convertible Preferred Stock. Thus, the registration statement, of which this prospectus is a part, that we filed with the SEC registers for resale the shares of our common stock issued to the investors on December 3, 2009, by the selling stockholders.

 PLAN OF DISTRIBUTION

        We or the selling stockholders may sell the securities offered by this prospectus to one or more underwriters or dealers for resale, through agents, directly to purchasers or through a combination of any such methods of sale. The name of any such underwriter, dealer or agent involved in the offer and sale of the securities, the amounts underwritten and the nature of its obligation to take the securities will be stated in the applicable prospectus supplement. We and the selling stockholders have reserved the right to sell the securities directly to investors on our own in those jurisdictions where we are authorized to do so. The sale of the securities may be effected in transactions: on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale; in the over-the-counter market; in transactions otherwise than on such exchanges or in the over-the-counter market; or through the writing of options.

        We may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we, the selling stockholders or dealers acting with either of us or on either of our behalves may also purchase securities and re-offer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

        We, the selling stockholders or agents and underwriters on either of our behalves may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        We or the selling stockholders may solicit offers to purchase securities directly from the public from time to time. We or the selling stockholders also may designate agents from time to time to solicit offers to purchase securities from the public on either of our respective behalves. If required, the prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions they may be paid in that offering.

        We or the selling stockholders may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we or the selling stockholders use underwriters to sell securities, we or the selling stockholders may enter into an underwriting agreement with the underwriters at the time of the sale and will name them in the applicable prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us or the selling stockholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Any underwriting compensation paid by us or the selling stockholders to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

        The selling stockholders, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Additionally, because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders may be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act. Any selling stockholder who is a "broker dealer" will be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder purchased its shares in the ordinary course of business, and at the time of its purchase of the shares to be resold, did not have any view to or arrangements or understandings, directly or indirectly, with any person to distribute the shares.

        If so indicated in the prospectus supplement, we or the selling stockholders will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase offered securities from us or the selling stockholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

        If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

        Underwriters, dealers and agents may be entitled, under agreements entered into with us or the selling stockholders, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

        To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These activities may stabilize, maintain or otherwise affect the market price of the securities. As a result, these transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be in the open market. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise. These transactions, if commenced, may be discontinued by the underwriters at any time.

        The amount of expenses expected to be incurred by us or the selling stockholders in connection with any issuance of securities will be set forth in the applicable prospectus supplement.

        Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Your prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to specify alternative settlement arrangements to prevent a failed settlement.

        Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us, our subsidiaries or the selling stockholders in the ordinary course of their businesses. In connection with the distribution of the securities offered under this prospectus, we or the selling stockholders may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates. These underwriters or agents or their affiliates may receive compensation, trading gain or other benefits from these transactions.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in or incorporated by reference into this prospectus that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of invoking these safe harbor provisions. These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. These forward-looking statements include statements relating to our projected growth, anticipated future financial performance, management's long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from expected developments or events, our business and growth strategies and any other statements that are not historical facts.

        These forward-looking statements are subject to significant risks, assumptions and uncertainties, and could be affected by many factors. Factors that could have a material adverse effect on our financial condition, results of operations and future prospects can be found in the "Risk Factors" section of a prospectus supplement issued in connection with the issuance of securities and in our most recent Annual Report on Form 10-K and elsewhere in our periodic and current reports filed with the SEC.

        Because of those risks and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results.

        You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. We are not undertaking an obligation to update these forward-looking statements, even though our situation may change in the future, except as required under federal securities law. We qualify all of our forward-looking statements by these cautionary statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We are subject to the information requirements of the Exchange Act, which means we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This permits us to disclose important information to you by referring to these separately filed documents. The information incorporated by reference is an important part of this prospectus, and the information we file subsequently with the SEC will automatically update the information in this prospectus. This historical and future information that is incorporated by reference in this prospectus is considered to be part of this prospectus and can be obtained at the locations described above under the heading "Where You Can Find Additional Information." The information included elsewhere in this prospectus and the following documents incorporated by reference in this prospectus is considered to be part of this prospectus:

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  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 16, 2010, including the portions of our Definitive Proxy Statement on Schedule 14A filed on April 19, 2010 that are incorporated therein;

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  Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, filed with the SEC on May 13, 2010;

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  Our Current Reports on Form 8-K filed with the SEC on January 26, 2010 (except for the information furnished under Item 2.02 thereof), January 28, 2010, and March 1, 2010, April 21, 2010 (except for the information furnished under Item 2.02 thereof), and May 21, 2010; and

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  Any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act, after the date of this document, excluding any document or portion thereof that has been furnished to and deemed not to be filed with the SEC.

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide you with a copy of any information that we incorporate by reference into the registration statement on Form S-3 or this prospectus, at no cost, by writing or calling us. Requests for such materials should be directed to:

First Busey Corporation
Attention: Corporate Secretary
100 W. University Ave.
Champaign, Illinois 61820
Telephone number: (217) 365-4516

 LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplements, certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for us by our special counsel in the State of Nevada, Lewis and Roca LLP. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

        The consolidated financial statements of First Busey Corporation and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and the effectiveness of First Busey Corporation's internal control over financial reporting as of December 31, 2009, have been incorporated in this prospectus by reference to First Busey's Annual Report on Form 10-K for the year ended December 31, 2009 in reliance on the report of McGladrey & Pullen LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.